As filed with the Securities and Exchange Commission on January 8, 2026

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Nuvve Holding Corp.

(Exact name of registrant as specified in its charter)

Delaware	3612	86-1617000
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code No.)	(I.R.S. Employer Identification No.)

2488 Historic Decatur Road, Suite 230

San Diego, California 92106

(619) 456-5161

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Gregory Poilasne

Chief Executive Officer

Nuvve Holding Corp.

2488 Historic Decatur Road, Suite 230

San Diego, California 92106

(619) 456-5161

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Alan A. Lanis, Jr.

Baker & Hostetler LLP

1900 Avenue of the Stars, Suite 2700

Los Angeles, CA 90067

Tel: (310) 820-8800

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell, and it is not soliciting an offer to buy, these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated January 8, 2026

Preliminary Prospectus

Nuvve Holding Corp.

42,401,643 Shares of Common Stock

by Selling Stockholders

This prospectus relates to the offering from time to time by the selling stockholders named in this prospectus (the “Selling Stockholders”) of up to an aggregate 42,401,643 shares of our common stock, par value $0.0001 per share (the “Common Stock”), consisting of (i) up to 7,995,048 shares of Common Stock issuable upon the conversion of 6,000 shares of Series A Convertible Preferred Stock, par value $0.0001 per share (the “Series A Preferred Stock” or the “Preferred Shares,” and the shares of Common Stock issuable upon conversion of the Preferred Shares, the “Conversion Shares”) issued in connection with our private placement in December 2025, (ii) up to 5,069,712 shares of Common Stock issuable upon the exercise of warrants (the “Private Placement Warrants” and the shares of Common Stock issuable upon exercise of the Private Placement Warrants, the “Private Placement Warrant Shares”) issued in connection with our private placement in December 2025, (iii) 55,532 shares of Common Stock issuable upon the exercise of pre-funded warrants (the “Pre-Funded Warrants,” and the shares of Common Stock issuable upon exercise of the Pre-Funded Warrants, the “Commitment Shares”) issued to Five Narrow Lane, L.P. (“5NL”) and Hailstone Peak Funding LLC (“Hailstone”), as consideration for their commitment to purchase shares of Common Stock under the amended and restated common shares purchase agreement, dated December 1, 2025 (as amended, the “Common Shares Purchase Agreement”), (iv) up to 25,000,000 shares of Common Stock that we may sell to 5NL and Hailstone Peak Funding, LLC, a Delaware limited liability company and affiliate of Bristol (“Hailstone,” and together with 5NL, the “Facility Investors”), from time to time at our sole discretion, pursuant to the Common Shares Purchase Agreement (the “ELOC Shares”), (v) up to 1,290,898 shares of Common Stock issuable upon the conversion of senior convertible promissory notes (the “AIR Notes” and the shares of Common Stock issuable upon conversion of the AIR Notes, the “AIR Note Shares”) issued to certain Selling Stockholders in private placements (the “AIR Issuances”), and (vi) up to 2,990,453 shares of Common Stock issuable upon the exercise of warrants (the “AIR Warrants” and the shares of Common Stock issuable upon exercise of the AIR Warrants, the “AIR Warrant Shares”) issued to certain Selling Stockholders in the AIR Issuances. The Conversion Shares, the Private Placement Warrant Shares, the Commitment Shares, the ELOC Shares, the AIR Note Shares and the AIR Warrant Shares are collectively referred to as the “Shares.” We are registering the Shares on behalf of the Selling Stockholders, to be offered and sold by them from time to time. We will not receive any proceeds from the sale of the Shares offered by this prospectus.

We will bear all of the registration expenses incurred in connection with the registration of these shares of Common Stock. The Selling Stockholders will pay discounts, commissions, and fees of underwriters, selling brokers or dealer managers and similar expenses, if any, incurred for the sale of these shares of Common Stock.

The Selling Stockholders identified in this prospectus may offer the shares from time to time on terms to be determined at the time of sale through ordinary brokerage transactions or through any other means described in this prospectus under the caption “Plan of Distribution.” The shares may be sold at fixed prices, at prevailing market prices, at prices related to prevailing market prices or at negotiated prices. For more information on the Selling Stockholders, see the section entitled “Selling Stockholders.”

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision. Our Common Stock is listed on the Nasdaq Capital Market (“Nasdaq”) under the symbol “NVVE”. January 7, 2026, the last reported sales price of our Common Stock was $3.51 per share.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 7 of this prospectus, as well as the other information contained in or incorporated by reference in this prospectus or in any accompanying prospectus supplement before making a decision to invest in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                      , 2026.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-1 that we filed with the Securities and Exchange Commission (the “SEC”) using the “shelf” registration process. Under this shelf registration process, the Selling Stockholders (or their pledgees, donees, transferees or other successors-in-interest) may, from time to time, sell or otherwise dispose of the securities described in this prospectus in one or more offerings. We will not receive any proceeds from the sale by such Selling Stockholders of the securities offered by them described in this prospectus.

This prospectus provides you with a general description of the shares of Common Stock that the Selling Stockholders may sell or otherwise dispose of. You should rely only on the information provided in this prospectus, as well as the information incorporated by reference into this prospectus and any applicable prospectus supplement. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information provided in the prospectus supplement. Neither we nor the Selling Stockholders have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus or any applicable prospectus supplement. Neither we nor the Selling Stockholders take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. You should not assume that the information in this prospectus or any applicable prospectus supplement is accurate as of any date other than the date of the applicable document. Since the date of this prospectus and the documents incorporated by reference into this prospectus, our business, financial condition, results of operations and prospects may have changed. Neither we nor the Selling Stockholders will make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

We may also provide a prospectus supplement or post-effective amendment to the registration statement to add information to, or update or change information contained in, this prospectus. You should read both this prospectus and any applicable prospectus supplement or post-effective amendment to the registration statement together with the information incorporated by reference herein or therein. For information about the distribution of securities offered, please see “Plan of Distribution” below. You should carefully read both this prospectus and any prospectus supplement, together with the additional information described in “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” before you make any investment decisions regarding the securities. You may obtain the information incorporated by reference into this prospectus without charge by following the instructions under the headings “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

This prospectus summarizes certain documents and other information, and we refer you to them for a more complete understanding of what we discuss in this prospectus. All of the summaries are qualified in their entirety by the actual documents. In making an investment decision, you must rely on your own examination of the Company and the terms of the offering and the securities, including the merits and risks involved.

We are not making any representation to any purchasers of the securities regarding the legality of an investment in the securities by such purchasers. You should not consider any information in this prospectus to be legal, business or tax advice. You should consult your own attorney, business advisor or tax advisor for legal, business and tax advice regarding an investment in the securities.

Unless the context indicates otherwise, references in this prospectus to the “Company,” “Nuvve” “we,” “us,” “our” and similar terms refer to Nuvve Holding Corp., and, where appropriate, its subsidiaries.

ii

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, any prospectus supplement and any related free writing prospectus, including the information incorporated by reference herein and therein, contains or may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) that involve substantial risks and uncertainties. These forward-looking statements depend upon events, risks and uncertainties that may be outside of our control. All statements, other than statements related to present facts or current conditions or of historical facts, contained in this prospectus, any prospectus supplement and any related free writing prospectus, including the information incorporated by reference herein and therein, including statements regarding our strategy, future operations, future financial position, future revenues, and projected costs, prospects, plans and objectives of management, are forward-looking statements. Accordingly, these statements involve estimates, assumptions and uncertainties which could cause actual results to differ materially from those expressed in them. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “ongoing,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” “would,” or the negative of these terms or other comparable terminology are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Any forward-looking statements are qualified in their entirety by reference to the factors discussed under the heading “Risk Factors” in this prospectus, any prospectus supplement and any related free writing prospectus, or the documents incorporated by reference herein.

Forward-looking statements involve a number of risks, uncertainties and assumptions, and actual results or events may differ materially from those projected or implied in those statements. Important factors that could cause such differences include, but are not limited to: risks related to the rollout of our business and the timing of expected business milestones; our dependence on widespread acceptance and adoption of electric vehicles and increased installation of charging stations; our ability to maintain effective internal controls over financial reporting, including the remediation of identified material weaknesses in internal control over financial reporting relating to segregation of duties with respect to, and access controls to, its financial record keeping system, and our accounting staffing levels; our current dependence on sales of charging stations for most of our revenues; overall demand for electric vehicle charging and the potential for reduced demand if governmental rebates, tax credits and other financial incentives are reduced, modified or eliminated or governmental mandates to increase the use of electric vehicles or decrease the use of vehicles powered by fossil fuels, either directly or indirectly through mandated limits on carbon emissions, are reduced, modified or eliminated; potential adverse effects on our backlog, revenue and gross margins if customers increasingly claim clean energy credits and, as a result, they are no longer available to be claimed by us; the effects of competition on our future business; risks related to our dependence on its intellectual property and the risk that our technology could have undetected defects or errors; the risk that we conduct a portion of our operations through a joint venture exposes us to risks and uncertainties, many of which are outside of our control; changes in applicable laws or regulations; risks related to disruption of management time from ongoing business operations due to our joint ventures; risks relating to privacy and data protection laws, privacy or data breaches, or the loss of data; the possibility that we may be adversely affected by other economic, business, and/or competitive factors; and the risks identified under “Risk Factors” described or incorporated by reference in this prospectus.

We caution you not to rely on forward-looking statements, which reflect current beliefs and are based on information currently available as of the date a forward-looking statement is made. Forward-looking statements set forth herein speak only as of the date of this prospectus or the documents incorporated by reference in this prospectus, as applicable. Forward-looking statements are not guarantees of performance. There can be no assurance that future developments affecting us will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. Other sections of this prospectus and the documents incorporated by reference herein describe additional factors that could adversely affect our business, financial condition or results of operations. We believe these factors include, but are not limited to, those described or incorporated by reference under “Risk Factors”. Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included or incorporated by reference in this prospectus or any applicable prospectus supplement. We operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information or future developments, except as otherwise required by law.

iii

SUMMARY

This summary highlights selected information appearing elsewhere in or incorporated by reference into this prospectus. Because it is a summary, it may not contain all of the information that may be important to you. To understand this offering fully, you should read this entire prospectus and the documents incorporated by reference herein carefully, including the information referenced under the heading “Risk Factors” and in our financial statements, together with any accompanying prospectus supplement. Unless otherwise indicated or the context otherwise requires, all references in this prospectus to “we, ““us,” “our,” the “Company,” “Nuvve” and similar terms refer to Nuvve Holding Corp. and its consolidated subsidiaries.

Overview

We are a green energy technology company that provides, directly and through business ventures with our partners, a globally-available, commercial V2G technology platform that enables EV batteries to store and resell unused energy back to the local electric grid and provide other grid services. Our proprietary V2G technology — Grid Integrated Vehicle (“GIVe”) platform — has the potential to refuel the next generation of EV fleets through cutting-edge, bi-directional charging solutions.

Our proprietary V2G technology enables us to link multiple EV and stationary batteries into a virtual power plant to provide bi-directional services to the electrical grid. Our GIVe software platform was created to harness capacity from “loads” at the edge of the distribution grid (i.e., aggregation of EVs and stationary batteries) in a qualified, controlled and secure manner to provide many of the grid services offered by conventional generation sources (i.e., coal and natural gas plants). Our current addressable energy and capacity markets include grid services such as frequency regulation, demand charge management, demand response, energy optimization, distribution grid services and energy arbitrage.

Our customers and partners include owner/operators of light duty fleets, heavy duty fleets (including school buses), automotive manufacturers, charge point operators, large facility owners (V2G Hubs), and strategic partners (via joint ventures, other business ventures and special purpose financial vehicles). We also operate a small number of company-owned charging stations serving as demonstration projects funded by government grants. We expect growth in company-owned charging stations and the related government grant funding to continue, but for such projects to constitute a declining percentage of our future business as our commercial operations expand.

We offer our customers networked charging stations, infrastructure, software, professional services, support, monitoring and parts and labor warranties required to run electric vehicle fleets, as well as low and in some cases free energy costs. We expect to generate revenue primarily from the provision of services to the grid via our GIVe software platform and sales of V2G-enabled charging stations. In the case of light duty fleet and heavy duty fleet customers, we also may receive a mobility fee, which is a recurring fixed payment made by fleet customers per fleet vehicle. In addition, we may generate non-recurring consulting and engineering services revenue derived from the planning and integration of electrification of transportation projects, energy management projects and the integration of our technology with automotive OEMs and charge point operators. In the case of recurring grid services revenue generated via automotive OEM and charge point operator customer integrations, we may also share the recurring grid services revenue with the customer.

Recent Developments

Private Placement of Shares of Preferred Stock and Warrants

On November 14, 2025, the Company entered into a securities purchase agreement (as amended, the “Securities Purchase Agreement”) with certain of the Selling Stockholders (such Selling Stockholders, the “Private Placement Investors”), whereby we agreed to issue and sell to the Private Placement Investors (i) up to 6,000 Preferred Shares, (ii) the Private Placement Warrants, with an aggregate stated value of $6,000,000, for an aggregate purchase price of $5,400,000 (the transactions contemplated by the Securities Purchase Agreement, the “Private Placement”). On December 30, 2025 (the “Closing Date”), we completed the initial closing of the Private Placement and issued 6,000 Preferred Shares and the Private Placement Warrants to the Private Placement Investors (the “Closing”).

Pursuant to the Certificate of Designation designating the Preferred Stock (the “Certificate of Designation”) and subject to certain ownership limitations, the Preferred Shares may be converted at any time at the option of the Private Placement Investors into shares of the Company’s Common Stock at an initial conversion price of $2.367 per share, equal to 90% of the closing price of the Common Stock immediately prior to the Closing, subject to certain conditions, as further described in the Certificate of Designation. In addition, the holders of the Preferred Shares are entitled to receive cumulative dividends at the rate per share (as a percentage of the stated value per share) of 8% per annum, which may increase to 18% per annum upon the occurrence of certain triggering events, payable quarterly on January 1, April 1, July 1 and October 1, beginning on the first date after the date of issuance of the Preferred Shares and on each Conversion Date (as defined in the Certificate of Designation), payable, at the election of the holder of such Preferred Shares, in cash, shares of the Common Stock, or a combination thereof.

Pursuant to the Securities Purchase Agreement, each Private Placement Investor was issued a Private Placement Warrant, each to purchase up to a number of shares of Common Stock equal to 100% of the number of Conversion Shares issued to such Private Placement Investor. The Private Placement Warrants have an initial exercise price of $3.5505 per share, equal to 135% of the closing price of the Common Stock immediately prior to the Closing, are exercisable, subject to certain ownership limitations, immediately upon issuance and have a term of exercise equal to five years.

The Preferred Shares and Private Placement Warrants both have full ratchet price protection and are subject to other adjustments, as further described in the Certificate of Designation or the Private Placement Warrants, a floor price of $0.4734 per share, which is equal to 20% of the initial Conversion Price (subject to adjustment for reverse and forward splits, recapitalizations and similar transactions) (the “Floor Price”).

Pursuant to the Securities Purchase Agreement, the Private Placement Investors may elect to purchase additional shares of Preferred Shares with an aggregate stated value of up to $25,000,000 (the “Additional Investment Right”) and accompanying additional warrants to purchase shares of Common Stock (the “AIR Warrants”). Such Preferred Shares and AIR Warrants shall have identical terms to the Preferred Shares and Private Placement Warrants issued at the Closing, provided that the initial conversion price and exercise price, as applicable, of such Preferred Shares and AIR Warrants (the “AIR Price”) shall be equal to the greater of (A) the lesser of (i) 90% of the arithmetic average of the five lowest intraday trading prices occurring during any time during the 10 trading days prior to the exercise of such Additional Investment Right and (ii) the conversion price of the outstanding Preferred Shares and/or exercise price of the outstanding Private Placement Warrants the in effect and (B) the Floor Price. Additionally the Private Placement Investors shall, commencing on the six-month anniversary of the Closing Date and during every six months thereafter, the Purchases shall either exercise Additional Investments or the Private Placement Warrants, for gross proceeds to us of at least $4.0 million until the we have received at least $20.0 million in gross proceeds, provided the Private Placement Investors shall have no obligation to exercise such Additional Investment Right every six months if during such period the AIR Price does not equal or exceed the Floor Price.

In connection with our entry into the Securities Purchase Agreement, on November 14, 2025, we entered into a registration rights agreement with the Private Placement Investors (the “Registration Rights Agreement”), pursuant to which we agreed to file a resale registration statement with respect to the public resale of the shares of Common Stock issuable upon conversion of the Preferred Shares and upon exercise of the Private Placement Warrants not later than 15 calendar days after the Closing Date and after each closing of the exercise of an Additional Investment Right in accordance with the Securities Purchase Agreement, to become effective no later than 60 days after filing. If these deadlines are not met, we will be liable for liquidated damages of 1.5% of the subscription amount paid by each Private Placement Investor pursuant to the Securities Purchase Agreement. Further, if we fail to pay such liquidated damages within seven days from the date payable, we will pay interest thereon at a rate of 18% per annum (or such lesser maximum amount that is permitted to be paid by the applicable law) to each holder of the registerable securities. The registration statement to which this prospectus forms a part is being filed is intended to satisfy our obligation to file the initial registration statement pursuant to the Registration Rights Agreement.

The foregoing summary descriptions of the Securities Purchase Agreement and the Registration Rights Agreement do not purport to be complete and are qualified in their entirety by reference to the full text of such documents, which are filed as exhibits to the registration statement of which this prospectus forms a part and are incorporated by reference herein.

The offer and sale of the securities in the Private Placement was made pursuant to the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and Rule 506(b) of Regulation D promulgated thereunder. Such offer and sale was made only to “accredited investors” under Rule 501 of Regulation D promulgated under the Securities Act, and without any form of general solicitation and with full access to any information requested by such investors regarding us or the securities offered and issued in the Private Placement.

The Equity Line of Credit Facility

On December 1, 2025, the Company entered into the Common Shares Purchase Agreement with 5NL and Hailstone relating to an equity line of credit facility (the “ELOC Facility”), whereby we have the right from time to time at our option to sell to the Facility Investors up to $25 million of our Common Stock subject to certain conditions and limitations set forth in the Common Shares Purchase Agreement. Pursuant to the Common Shares Purchase Agreement, the Company can sell up to 25,000,000 shares of Common Stock. Bristol subsequently assigned all of its right, title, interest and obligations in the Common Shares Purchase Agreement to its affiliate, Hailstone.

Sales of the shares of Common Stock to the Facility Investors under the Common Shares Purchase Agreement, and the timing of any sales, will be determined by the Company from time to time in its sole discretion and will depend on a variety of factors, including, among other things, market conditions, the trading price of the Common Stock and determinations by the Company regarding the use of proceeds of such shares of Common Stock. The net proceeds from any sales under the Common Shares Purchase Agreement will depend on the frequency with, and prices at, which the shares of Common Stock are sold to the Facility Investors.

The purchase price of the shares of Common Stock that the Company elects to sell to the Facility Investors pursuant to the Purchase Agreement will be 93% of the volume weighted average price of the shares of Common Stock during the applicable purchase date on which the Company has timely delivered written notice to the Facility Investors directing it to purchase shares of Common Stock under the Common Shares Purchase Agreement.

In connection with the execution of the Common Shares Purchase Agreement, the Company agreed to issue to 5NL and Bristol the Pre-Funded Warrants to purchase up to an aggregate 300,000 shares of Common Stock as consideration for their irrevocable commitment to purchase the shares of Common Stock upon the terms and subject to the satisfaction of the conditions set forth in the Common Shares Purchase Agreement.

The foregoing summary descriptions of the Common Shares Purchase Agreement and the Pre-Funded Warrant do not purport to be complete and are qualified in their entirety by reference to the full text of such documents, which are filed as exhibits to the registration statement of which this prospectus forms a part and are incorporated by reference herein.

AIR Issuances

As previously disclosed, on October 31, 2024, we entered into a securities purchase agreement (as amended from time to time, the “AIR Purchase Agreement”) with certain accredited institutional and individual investors (the “AIR Investors”), pursuant to which we agreed to issue to the AIR Investors senior convertible promissory notes (as amended and restated, the “Notes”) convertible into shares of our Common Stock and accompanying warrants (the “Warrants”) to purchase shares of Common Stock.

As preciously disclosed, in May 2025, certain AIR Investors exercise their right (the “Additional Investment Right”) under the under the AIR Purchase Agreement to purchase additional Notes and Warrants, pursuant to which we issued the AIR Investors additional Warrants (the “May AIR Warrants”) to purchase shares of Common Stock (the “May AIR Issuance”). Further, in September 2025, November 2025 and December 2025, an AIR Investor, FNL, exercised its under the AIR Purchase Agreement to purchase additional Notes and Warrants. In connection with such exercises of the Additional Investment Rights by FNL, from September 2025 through December 2025, we issued to FNL (i) an aggregate of $611,110.33 principal amount (the “Principal Amount”) senior convertible promissory notes, carrying a 10% original issue discount (each, an “AIR Note” and, collectively, the “AIR Notes”), convertible into shares of Common Stock, and (ii) accompanying warrants (the “FNL AIR Warrants”, and together with the May AIR Warrants, the “AIR Warrants”) to purchase shares of Common Stock (the “FNL AIR Issuances” and together with the May AIR Issuance, the “AIR Issuances”).

The AIR Warrants are exercisable for up to an aggregate of 100% of the shares (the “AIR Warrant Shares”) of Common Stock that each AIR Note is convertible into as of the issuance date, at an initial exercise price (the “Exercise Price”) equal to 5% of the average of the five lowest trading prices in the ten trading days prior to the date the AIR Investor their Additional Investment Right, as set forth in the AIR Purchase Agreement. As of the date of this prospectus, the current adjusted exercise price of each of the AIR Warrants is $2.367 per share, with such price subject to additional adjustments as described below and in the AIR Warrants.

The AIR Notes mature 18 months from the date of issuance (the “Term”). We may elect to extend the Term by up to an additional six months, so long as (i) at least 33% of the Principal Amount has been repaid or converted into shares of Common Stock, and (ii) no event of default has occurred and is continuing nor has any event constituting a material adverse effect occurred. If we elect to exercise such Term extension right, we shall pre-pay to the holders of the AIR Notes six months of monthly interest based on the then-outstanding Principal Amount under the AIR Notes.

The AIR Notes are convertible, at the option of the respective Investors, at any time, in whole or in part, into such number of shares of Common Stock (the “AIR Note Shares”) equal to the Principal Amount of the AIR Notes outstanding plus all accrued and unpaid interest at in initial conversion price (the “Conversion Price”) equal to 95% of the average of the five lowest trading prices in the ten trading days prior to the date the AIR Investor exercised their Additional Investment Right, as set forth in the AIR Purchase Agreement. The Conversion Price is subject to full ratchet antidilution protection and certain exceptions upon any subsequent transaction at a price lower than the Conversion Price then in effect, subject to a floor price equal to $0.528 per share (the “Floor Price”), and standard adjustments in the event of stock dividends, stock splits, combinations or similar events. As of the date of this prospectus, the adjusted conversion price of each of the AIR Notes is $2.367 per share, with such price subject to additional adjustments as described herein and in the AIR Notes.

Alternatively, in the event of an event of default, the Conversion Price may be converted to an “Alternate Conversion Price”, which is defined as the lowest of (i) the applicable Conversion Price as in effect on the applicable conversion date of the applicable Alternate Conversion (as defined in the AIR Notes), (ii) the greater of (x) the Floor Price and (y) 80% of the VWAP (as defined in the AIR Notes) of the Common Stock as of the trading day immediately preceding the delivery of the applicable conversion notice, (iii) the greater of (x) the Floor Price and (y) 80% of the VWAP of the Common Stock as of the trading day of the delivery of the applicable conversion notice, (iv) the greater of (x) the Floor Price and (y) 80% of the VWAP as of the trading day immediately preceding the date that an event of default under the AIR Notes occurs, and (v) the greater of (x) the Floor Price and (y) 80% of the average of the three lowest daily VWAPs in the twenty trading day period immediately prior to the delivery of the applicable conversion notice.

The AIR Notes accrue interest at the rate of 8.0% per annum, which shall automatically be increased to 18.0% per annum in the event of an event of default. The principal and accrued interest on the AIR Notes are payable in equal monthly installments (each, an “Installment”) on each Installment Date (as defined in the AIR Notes) commencing on the earlier of (i) October 31, 2025, with regards to the AIR Notes issued in September 2025, January 31, 2026, with regards to the AIR Notes issued in November 2025, and February 28, 2026, with regards to the AIR Notes issued in December 2025, and (ii) the effective date of the registration statement of which this prospectus forms a part. Each Installment is payable in cash, provided, however, that if on any Installment Date, no failure to meet the Equity Conditions (as defined in the AIR Notes) exits pursuant to the AIR Notes, we may pay all or a portion of the Installment with shares of Common Stock. The portion of any Installment paid with Common Stock shall be based on the Installment Conversion Price. “Installment Conversion Price” means the lower of (i) the Conversion Price and (ii) the greater of (x) the Floor Price and (y) 90% of the average of the five lowest daily VWAPs in the ten trading days immediately prior to each conversion date.

The AIR Notes may not be converted and shares of Common Stock may not be issued under the AIR Notes if, after giving effect to the conversion or issuance, such AIR Investor together with its affiliates would beneficially own in excess of 9.99% of the outstanding Common Stock.

The AIR Notes contain customary events of default. If an event of default occurs, the Investors may require us to redeem all or any portion of the AIR Notes (including all accrued and unpaid interest thereon), in cash.

Additionally, the AIR Warrants are exercisable immediately and will expire five years after the date of issuance and may be exercised on a cashless basis in the event of a fundamental transaction involving us or if the resale of the shares of Common Stock underlying the AIR Warrants is not covered by an effective registration statement (or the prospectus contained therein is not available for use). The Exercise Price is subject to full ratchet antidilution protection, subject to certain price limitations required by Nasdaq rules and regulations and certain exceptions, upon any subsequent transaction at a price lower than the Exercise Price then in effect and standard adjustments in the event of certain events, such as stock splits, combinations, dividends, distributions, reclassifications, mergers or other corporate changes. Any adjustment in the exercise price of such AIR Warrants will be accompanied by a corresponding increase in the number of shares underlying such AIR Warrants such that the aggregate exercise price for such AIR Warrants after such adjustment is equal to such aggregate exercise price immediately prior to such adjustment. The registration statement to which this prospectus forms a part registers, among others, shares of Common Stock that may be issuable pursuant to the AIR Warrants, including to the outstanding May AIR Warrants, as a result of the adjustment of such AIR Warrants’ exercise price and underlying shares.

The gross proceeds to us from the FNL AIR Issuances before expenses were $550,000. We intend to use the net proceeds from the FNL AIR Issuances for working capital and general corporate purposes.

As previously disclosed, pursuant to a registration rights agreement with the Investors (the “AIR Registration Rights Agreement”), we agreed to file a registration statement (the “AIR Registration Statement”) to register the shares of Common Stock underlying the AIR Notes and AIR Warrants following the closing of any AIR Issuance. The registration statement to which this prospectus forms a part is being filed is intended to satisfy our obligation to file the AIR Registration Statement pursuant to the AIR Registration Rights Agreement.

The offers and sales of the securities in the AIR Issuance were made pursuant to the exemption from registration provided by Section 4(a)(2) of the Securities Act and Rule 506(b) of Regulation D promulgated thereunder. Such offers and sales were made only to “accredited investors” under Rule 501 of Regulation D promulgated under the Securities Act, and without any form of general solicitation and with full access to any information requested by such investors regarding us or the securities offered and issued in the AIR Issuances.

Implications of Being a Smaller Reporting Company

We are a “smaller reporting company” as defined in the Exchange Act, and have elected to take advantage of certain of the scaled disclosures available to smaller reporting companies. To the extent that we continue to qualify as a “smaller reporting company” as such term is defined in Rule 12b-2 under the Exchange Act, after we cease to qualify as an emerging growth company, certain of the exemptions available to us as an “emerging growth company” may continue to be available to us, including exemption from compliance with the auditor attestation requirements pursuant to the Sarbanes-Oxley Act and reduced disclosure about our executive compensation arrangements. We will continue to be a “smaller reporting company” until we have $250 million or more in public float (based on our Common Stock) measured as of the last business day of our most recently completed second fiscal quarter or, in the event we have no public float (based on our Common Stock) or a public float (based on our Common Stock) that is less than $700 million, annual revenues of $100 million or more during the most recently completed fiscal year.

Corporate Information

We were formed on November 10, 2020 under the name “NB Merger Corp.” as a wholly-owned subsidiary of Newborn Acquisition Corp. (“Newborn”) for the purpose of effecting a business combination (the “Business Combination”) with Newborn and Nuvve Corporation (“Nuvve Corp.”). On March 19, 2021, we consummated the Business Combination in accordance with the terms of that certain Merger Agreement, dated as of November 11, 2020, and amended as of February 20, 2021, between us, Newborn, Nuvve Corp., Nuvve Merger Sub Inc., a Delaware corporation and wholly-owned subsidiary of ours (“Merger Sub”), and Ted Smith, an individual, as the representative of the stockholders of Nuvve Corp. (the “Merger Agreement”). Prior to the Business Combination, Newborn was a publicly traded special purpose acquisition corporation, we were a wholly owned subsidiary of Newborn, and Nuvve Corp. was a private operating company. On the closing date of the Business Combination, pursuant to the Merger Agreement, (i) Newborn reincorporated to Delaware through the merger of Newborn with and into our company, with our company surviving as the publicly traded entity (the “Reincorporation Merger”), and (ii) immediately after the Reincorporation Merger, we acquired Nuvve Corp. through the merger of Merger Sub with and into Nuvve Corp., with Nuvve Corp. surviving as the wholly-owned subsidiary of ours (the “Acquisition Merger”). As a result, we became a publicly traded holding company with Nuvve Corp. as our operating subsidiary. In connection with the closing of the Business Combination, we changed our name to “Nuvve Holding Corp.”

Nuvve Corp. was incorporated in Delaware on October 15, 2010 under the name “Nuvve Corporation.” Nuvve was formed for the purpose of providing, directly and through business ventures with its partners, its V2G technology platform that enables EV batteries to store and resell unused energy back to the local electric grid and provide other grid services. Newborn was incorporated in the Cayman Islands on April 12, 2019 under the name “Newborn Acquisition Corp.” Newborn was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or similar business combination with one or more businesses.

Our principal executive offices are located at 2488 Historic Decatur Road, Suite 230, San Diego, California 92106. Our telephone number is (619) 456-5161. Our website address is www.nuvve.com. Information contained on our website or connected thereto does not constitute part of, and is not incorporated by reference into, this prospectus or the Registration Statement of which it forms a part.

THE OFFERING

Common stock offered by the Selling Stockholders	Up to 42,401,643 shares of Common Stock, consisting of (i) 7,995,048 Conversion Shares, (ii) 5,069,712 PIPE Warrant Shares, (iii) 55,532 Commitment Shares, (iv) up to 25,000,000 ELOC Shares, (v) 1,290,898 AIR Note Shares and (vi) 2,990,453 AIR Warrant Shares. We may elect, in our sole discretion, to sell the ELOC Shares to the Facility Investors from time to time from and after the Commencement Date pursuant to the Common Shares Purchase Agreement.

Use of proceeds	We will not receive any proceeds from any sale of the Shares by the Selling Stockholders. We may receive proceeds upon any exercise for cash of outstanding Private Placement Warrants and AIR Warrants. We may also receive up to $25 million in aggregate gross proceeds under the Common Shares Purchase Agreement from sales of Common Stock that we may elect to make to Facility Investors pursuant to the Common Shares Purchase Agreement, if any, from time to time in our sole discretion, from and after the Commencement Date. See the section titled “Use of Proceeds.”

Risk factors	See “Risk Factors” on page 7 of this prospectus and under similar headings in the documents incorporated by reference into this prospectus for a discussion of the factors you should carefully consider before deciding to invest in our Common Stock.

Nasdaq Capital Market symbol	NVVE

RISK FACTORS

Investing in our securities involves risks. You should carefully consider the risks, uncertainties and other factors described in our most recent Annual Report on Form 10-K, as supplemented and updated by subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K that we have filed or will file with the Securities and Exchange Commission (the “SEC”), and in other documents which are incorporated by reference into this prospectus, including all future filings we make with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, as well as the risk factors and other information contained in or incorporated by reference into any accompanying prospectus supplement before investing in any of our securities. Our financial condition, results of operations or cash flows could be materially adversely affected by any of these risks. The risks and uncertainties described in the documents incorporated by reference herein are not the only risks and uncertainties that you may face. For more information about our SEC filings, please see “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

Sales of a substantial number of our securities in the public market by our existing securityholders could cause the price of our shares of Common Stock to fall.

Sales of a substantial number of our shares of Common Stock on the public market by our existing securityholders, or the perception that those sales might occur, could depress the market price of our shares of Common Stock and could impair our ability to raise capital through the sale of additional equity securities. We are unable to predict the effect that such sales may have on the prevailing market price of our shares of Common Stock.

It is not possible to predict the actual number of shares of Common Stock, if any, we will sell under the Common Shares Purchase Agreement to the Facility Investors, or the actual gross proceeds resulting from those sales.

On December 1, 2025, we entered into the Common Shares Purchase Agreement with 5NL and Hailstone, pursuant to which the Facility Investors have committed to purchase up to $25.0 million worth of shares of Common Stock, subject to certain limitations and conditions set forth in the Common Shares Purchase Agreement. The shares of Common Stock that may be issued under the Common Shares Purchase Agreement may be sold by us to the Facility Investors at our discretion from time to time until the first day of the month next following the 36-month period commencing on the date of this prospectus.

We generally have the right to control the timing and amount of any sales of our shares of Common Stock to the Facility Investors under the Common Shares Purchase Agreement. Sales of our Common Stock, if any, to the Facility Investors under the Common Shares Purchase Agreement will depend upon market conditions and other factors to be determined by us. We may ultimately decide to sell to the Facility Investors all, some or none of the shares of Common Stock that may be available for us to sell to the Facility Investors pursuant to the Common Shares Purchase Agreement.

Because the purchase price per share of Common Stock to be paid by the Facility Investors for the shares of Common Stock that we may elect to sell to the Facility Investors under the Common Shares Purchase Agreement, if any, will fluctuate based on the market prices of our Common Stock at the time we elect to sell shares to the Facility Investors pursuant to the Common Shares Purchase Agreement, if any, it is not possible for us to predict, as of the date of this prospectus and prior to any such sales, the number of Common Stock that we will sell to the Facility Investors under the Common Shares Purchase Agreement, the purchase price per share that the Facility Investors will pay for Common Stock purchased from us under the Common Shares Purchase Agreement, or the aggregate gross proceeds that we will receive from those purchases by the Facility Investors under the Common Shares Purchase Agreement.

Although the Common Shares Purchase Agreement provides that we may, in our discretion, from time to time after the date of this prospectus and during the term of the Common Shares Purchase Agreement, direct the Facility Investors to purchase our Common Stock from us in one or more purchases under the Common Shares Purchase Agreement, for a maximum aggregate purchase price of up to $25.0 million, only 25,000,000 shares of Common Stock are being registered for resale under the registration statement that includes this prospectus. However, because the market prices of our Common Stock may fluctuate from time to time after the date of this prospectus and, as a result, the actual purchase prices to be paid by the Facility Investors for our Common Stock that we direct it to purchase under the Common Shares Purchase Agreement, if any, also may fluctuate significantly based on the market price of our Common Stock.

Accordingly, if we decide to issue and sell to the Facility Investors under the Common Shares Purchase Agreement more than the 25,000,000 shares being registered for resale under this registration statement in order to receive additional proceeds (which we may elect to do, at our sole discretion, up to aggregate gross proceeds of $25.0 million), we must first file with the SEC one or more additional registration statements to register the resale under the Securities Act by the Facility Investors of any such additional shares of Common Stock we wish to sell from time to time under the Common Shares Purchase Agreement, which the SEC must declare effective before we may elect to sell any such additional shares of Common Stock to the Facility Investors under the Common Shares Purchase Agreement. Any issuance and sale by us under the Common Shares Purchase Agreement of a substantial amount of shares of Common Stock in addition to the 25,000,000 shares of Common Stock being registered for resale by the Facility Investors under this prospectus could cause additional substantial dilution to our shareholders. The number of shares of Common Stock ultimately offered for sale by the Facility Investors is dependent upon the number of shares of Common Stock, if any, we ultimately elect to sell to the Facility Investors under the Common Shares Purchase Agreement. However, even if we elect to sell shares of Common Stock to the Facility Investors pursuant to the Common Shares Purchase Agreement, the Facility Investors may resell all, some or none of such shares at any time or from time to time in its sole discretion and at different prices.

Investors who buy shares of Common Stock from the Facility Investors at different times will likely pay different prices.

Pursuant to the Common Shares Purchase Agreement, we will have discretion, to vary the timing, price and number of shares sold to the Facility Investors. If and when we elect to sell Common Shares to the Facility Investors pursuant to the Common Shares Purchase Agreement, after the Facility Investors have acquired such Common Shares, the Facility Investors may resell all, some or none of such shares at any time or from time to time in their respective sole discretion and at different prices. As a result, investors who purchase shares from the Facility Investors in this offering at different times will likely pay different prices for those shares, and so may experience different levels of dilution and in some cases substantial dilution and different outcomes in their investment results. Investors may experience a decline in the value of the shares they purchase from the Facility Investors in this offering as a result of future sales made by us to the Facility Investors at prices lower than the prices such investors paid for their shares in this offering, or other sales made by us or the other Selling Stockholders. In addition, if we sell a substantial number of shares to the Facility Investors under the Common Shares Purchase Agreement, or if investors expect that we will do so, the actual sales of shares or the mere existence of our arrangement with the Facility Investors may make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect such sales.

We may use proceeds from sales of our Common Shares made pursuant to the Common Shares Purchase Agreement in ways with which you may not agree or in ways which may not yield a significant return.

We will have broad discretion over the use of proceeds from sales of our Common Shares made pursuant to the Common Shares Purchase Agreement, including for any of the purposes described in the section entitled “Use of Proceeds,” and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. However, we have not determined the specific allocation of any net proceeds among these potential uses, and the ultimate use of the net proceeds may vary from the currently intended uses. The net proceeds may be used for corporate purposes that do not increase our operating results or enhance the value of our Common Shares.

SELECTED FINANCIAL DATA

Reverse Stock Split

On December 15, 2025, we effected a 1-for-40 reverse stock split of our Common Stock (the “Reverse Stock Split”). In connection with the Reverse Stock Split, the total number of authorized shares and the par value per share of the Common Stock remained unchanged at 200,000,000 and $0.0001 per share, respectively. Our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2024 filed with the SEC on March 31, 2025, and our unaudited condensed consolidated financial statements included in our Quarterly Reports on Form 10-Q filed with the SEC on May 15, 2025, August 14, 2025 and November 13, 2025, that are incorporated by reference into this prospectus are presented without giving effect to the Reverse Stock Split. Except where the context otherwise requires, share numbers in this prospectus reflect the Reverse Stock Split.

The following selected financial data has been derived from our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2024 filed with the SEC on March 31, 2025, and our unaudited condensed consolidated interim financial statements for the quarterly periods ended March 31, 2025, June 30, 2025 and September 30, 2025, included in our Quarterly Reports on Form 10-Q filed with the SEC on May 15, 2025, August 14, 2025 and November 13, 2025, respectively, as adjusted to reflect the Reverse Stock Split for all periods presented. Our historical results are not indicative of the results that may be expected in the future and results of interim periods are not indicative of the results for the entire year.

Our independent registered public accounting firm, Deloitte & Touche LLP, has not audited, reviewed, compiled or performed any procedures with respect to this preliminary financial information and, accordingly, Deloitte & Touche LLP does not express an opinion or any other form of assurance with respect thereto.

AS REPORTED

	Year Ended December 31,
	2024	2023
Net loss attributable to Nuvve Holding Corp. common stockholders	$(17,397,603)	$(32,215,790)
Net loss per share attributable to Nuvve Holding Corp. common stockholders, basic and diluted	$(26.92)	$(403.57)
Weighted-average shares used in computing net loss per share attributable to Nuvve Holding Corp. common stockholders, basic and diluted	646,329	79,827
Common stock outstanding at period end	904,949	124,659

	Three Months Ended March 31,
	2025	2024
	(Unaudited)
Net loss attributable to Nuvve Holding Corp. common stockholders	$(6,873,003)	$(6,950,908)
Net loss per share attributable to Nuvve Holding Corp. common stockholders, basic and diluted	$(3.88)	$(16.89)
Weighted-average shares used in computing net loss per share attributable to Nuvve Holding Corp. common stockholders, basic and diluted	1,772,214	411,443
Common stock outstanding at period end	3,116,368	607,064

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
	(Unaudited)
Net loss attributable to Nuvve Holding Corp. common stockholders	$(13,378,800)	$(4,176,717)	$(20,251,803)	$(11,127,626)
Net loss per share attributable to Nuvve Holding Corp. common stockholders, basic and diluted	$(2.12)	$(6.70)	$(4.97)	$(21.51)
Weighted-average shares used in computing net loss per share attributable to Nuvve Holding Corp. common stockholders, basic and diluted	6,313,968	623,028	4,073,294	517,236
Common stock outstanding at period end	10,921,341	652,723	10,921,341	652,723

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
	(Unaudited)
Net loss attributable to Nuvve Holding Corp. common stockholders	$(4,507,260)	$(1,649,843)	$(24,759,063)	$(12,327,595)
Net loss per share attributable to Nuvve Holding Corp. common stockholders, basic and diluted	$(0.24)	$(2.47)	$(2.76)	$(21.72)
Weighted-average shares used in computing net loss per share attributable to Nuvve Holding Corp. common stockholders, basic and diluted	18,557,638	666,894	8,954,465	567,486
Common stock outstanding at period end	22,482,750	874,949	22,482,750	874,949

AS-ADJUSTED FOR 1-FOR-40 REVERSE STOCK SPLIT (UNAUDITED)

	Year Ended December 31,
	2024	2023
	(Unaudited)
Net loss attributable to Nuvve Holding Corp. common stockholders	$(17,397,603)	$(32,215,790)
Net loss per share attributable to Nuvve Holding Corp. common stockholders, basic and diluted	$(1,076.70)	$(16,140.18)
Weighted-average shares used in computing net loss per share attributable to Nuvve Holding Corp. common stockholders, basic and diluted	16,158	1,996
Common stock outstanding at period end	22,624	3,116

	Three Months Ended March 31,
	2025	2024
	(Unaudited)
Net loss attributable to Nuvve Holding Corp. common stockholders	$(6,873,003)	$(6,950,908)
Net loss per share attributable to Nuvve Holding Corp. common stockholders, basic and diluted	$(155.13)	$(675.76)
Weighted-average shares used in computing net loss per share attributable to Nuvve Holding Corp. common stockholders, basic and diluted	44,305	10,286
Common stock outstanding at period end	77,909	15,177

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
	(Unaudited)
Net loss attributable to Nuvve Holding Corp. common stockholders	$(13,378,800)	$(4,176,717)	$(20,251,803)	$(11,127,626)
Net loss per share attributable to Nuvve Holding Corp. common stockholders, basic and diluted	$(84.76)	$(268.16)	$(198.87)	$(860.40)
Weighted-average shares used in computing net loss per share attributable to Nuvve Holding Corp. common stockholders, basic and diluted	157,849	15,576	101,832	12,931
Common stock outstanding at period end	273,034	16,318	273,034	16,318

	Three Months Ended September 30,		Six Months Ended September 30,
	2025	2024	2025	2024
	(Unaudited)
Net loss attributable to Nuvve Holding Corp. common stockholders	$(4,507,260)	$(1,649,843)	$(24,759,063)	$(12,327,595)
Net loss per share attributable to Nuvve Holding Corp. common stockholders, basic and diluted	$(9.72)	$(98.96)	$(110.4)	$(868.93)
Weighted-average shares used in computing net loss per share attributable to Nuvve Holding Corp. common stockholders, basic and diluted	463,941	16,672	223,862	14,187
Common stock outstanding at period end	562,069	21,874	562,069	21,874

USE OF PROCEEDS

All shares of Common Stock offered by this prospectus are being registered for resale by the Selling Stockholders. We will not receive any of the proceeds from the sale of these securities. The Selling Stockholders will bear all commissions and discounts, if any, attributable to the resale of the shares of Common Stock.

All of the Shares offered by the Selling Stockholders pursuant to this prospectus will be sold by the Selling Stockholders for their respective accounts. We will not receive any proceeds from any such sales.

A portion of the Shares covered by this prospectus are issuable upon exercise of the Private Placement Warrants, the Pre-Funded Warrants and AIR Warrants issued to the Selling Stockholders. The initial exercise price of the outstanding Private Placement Warrants is $3.5505 per share. The initial exercise prices of the AIR Warrants ranged between $3.064 and $5.536 per share. The exercise price and number of shares of Common Stock issuable upon exercise of the Private Placement Warrants and the AIR Warrants may be adjusted in certain circumstances, including stock splits or dividends, mergers, or reclassifications or similar events. Upon any cash exercise of outstanding Private Placement Warrants or AIR Warrants, the applicable Selling Stockholders will pay us the exercise price. To the extent we receive proceeds from the cash exercise of outstanding Private Placement Warrants or AIR Warrants, we intend to use the proceeds for working capital and for other general corporate purposes. We have not yet determined the amount of net proceeds to be used specifically for any of the foregoing purposes in the event any of the Private Placement Warrants or AIR Warrants are exercised for cash.

We may also receive up to $25,000,000 aggregate gross proceeds under the Common Shares Purchase Agreement from any sales we make to the Facility Investors pursuant to the Common Shares Purchase Agreement. The net proceeds from sales, if any, under the Common Shares Purchase Agreement, will depend on the frequency and prices at which we sell our Common Stock to the Facility Investor after the date of this prospectus. We intend to use the proceeds from the sale of shares of Common Stock under the Common Shares Purchase Agreement for working capital and for other general corporate purposes. See the section titled “The Equity Line of Credit Facility” in this prospectus for more information.

The Selling Stockholders will pay any discounts, commissions, fees of underwriters, selling brokers, dealer managers or similar securities industry professionals and expenses incurred by the Selling Stockholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling stockholders in disposing of the Shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the Shares covered by this prospectus, including, without limitation, filing and printing fees, listing fees and fees and expenses of our counsel and our accountants.

THE EQUITY LINE OF CREDIT FACILITY

On December 1, 2025, we entered into the Common Shares Purchase Agreement with 5NL and Hailstone establishing the ELOC Facility. Pursuant to and subject to the conditions set forth in the Common Shares Purchase Agreement, beginning after the date of initial satisfaction of all such conditions (the “Commencement Date”), we have the right from time to time at our option to direct the Facility Investors to purchase our shares of Common Stock, up to a maximum aggregate purchase price of $25.0 million. Sales of our shares of Common Stock to the Facility Investors under the Common Shares Purchase Agreement, and the timing of any sales, will be determined by us from time to time in our sole discretion and will depend on a variety of factors, including, among other things, market conditions, the trading price of our Common Stock and determinations by us regarding the use of proceeds from any sale of such Common Stock. The net proceeds from any sales under the ELOC Facility will depend on the frequency with, and prices at, which the shares of Common Stock are sold to the Facility Investors. To the extent we sell shares under the Common Shares Purchase Agreement, we currently plan to use any proceeds therefrom for working capital and general corporate purposes.

In accordance with our obligations under the Common Shares Purchase Agreement, we have filed the registration statement of which this prospectus forms a part in order to register the resale by the Facility Investors of up to 25,000,000 shares of Common Stock. In consideration for the Facility Investors’ execution and delivery of the Common Shares Purchase Agreement, we paid the upfront commitment fee to each of the Facility Investors in the form of Pre-Funded Warrants to purchase up to 27,766 shares Common Stock each, with an exercise price of $0.004 per share.

Under applicable Nasdaq rules, unless and until we obtain prior shareholder approval we cannot issue shares of Common Stock to the Facility Investors that would exceed the Exchange Cap (as defined below). In addition, neither Facility Investor is obligated to buy any shares of Common Stock under the Common Shares Purchase Agreement if such shares, when aggregated with all other shares of Common Stock then beneficially owned by such Facility Investors and its affiliates (as calculated pursuant to Section 13(d) of the Exchange Act and Rule 13d-3 promulgated thereunder), would result in such Facility Investor beneficially owning shares of Common Stock in excess of either 4.99% or 9.99%, as applicable, of our outstanding shares of Common Stock (the “Beneficial Ownership Cap”).

The Common Shares Purchase Agreement contains customary registration rights, representations, warranties, conditions and indemnification obligations by each party. The representations, warranties and covenants contained in the Common Shares Purchase Agreement were made only for purposes of the Common Shares Purchase Agreement and as of specific dates, were solely for the benefit of the parties to such agreements and are subject to certain important limitations.

VWAP Purchase of shares of Common Stock Under the Common Shares Purchase Agreement

From and after the Commencement Date, we will have the right, but not the obligation, from time to time at our sole discretion, until the first day of the month next following the 36-month period from the Commencement Date, to direct the Facility Investors to purchase up to a specified maximum amount of shares of Common Stock (each such purchase, a “VWAP Purchase”) by delivering written notice to the Facility Investors (such notice, a “VWAP Purchase Notice”) on any trading day, so long as all shares of Common Stock subject to all prior VWAP Purchases by the Facility Investors have previously been delivered to the Facility Investors.

The maximum number of shares of Common Stock that the Facility Investors are required to purchase in any single VWAP Purchase under the Common Shares Purchase Agreement is equal to the least of:

●	a number of shares of Common Stock which, when aggregated with all other shares of Common Stock then beneficially owned by such Facility Investor and its affiliates (as calculated pursuant to Section 13(d) of the Exchange Act and Rule 13d-3 promulgated thereunder), would result in such Facility Investor beneficially owning shares of Common Stock equal to (but not exceeding) the Beneficial Ownership Cap;

●	the total volume of shares of Common Stock as reported by Bloomberg through its “AQR” function during the applicable period (subject to adjustment in the case that the price of our Common Stock falls below a specified threshold price) multiplied by (ii) the lesser of (A) the percentage of the volume of the shares of Common Stock that we direct the Facility Investors to purchase and (B) 15% of the volume of the shares of Common Stock (unless we and the Facility Investors expressly agree that such percentage shall exceed 15%) (the amount set forth in this bullet, the “VWAP Purchase Share Request”); and

●	the number of shares of Common Stock set forth in any VWAP Purchase Notice, representing the Company’s good faith estimate of the number of shares of Common Stock equivalent to the VWAP Purchase Share Request during the applicable period on the date on which such shares of Common Stock are delivered to the Facility Investors under the Common Shares Purchase Agreement (the “VWAP Purchase Date”).

The per share purchase price for the shares of Common Stock that we elect to sell to the Facility Investors in a VWAP Purchase pursuant to the Common Shares Purchase Agreement, if any (the “VWAP Purchase Price”) will be equal to ninety-three percent (93%) of the lesser of the (i) lowest sale price on the VWAP Purchase Date and (ii) the VWAP over the applicable VWAP Purchase Period on such VWAP Purchase Date for such VWAP Purchase. Notwithstanding the foregoing, if the price of Common Stock falls below a threshold price determined by us (which shall be no lower than 90% of the closing price of the shares of Common Stock as of the prior business day but not less than $1.00 (the “Threshold Price”), the VWAP Purchase Price shall be calculated using the VWAP for the shares of Common Stock during the portion of the applicable trading day during for which the price is not below the Threshold Price, and, as applicable, using the Block (as defined below) with the lowest price that is not below the Threshold Price. “Block” means any trade on in excess of 10,000 shares of Common Stock on a single trading day to a single purchaser, as reported by Bloomberg through its “AQR” function.

We define “VWAP” as, for the shares of Common Stock for a specified period, the dollar volume-weighted average price for the shares of Common Stock, as reported by Bloomberg through its “AQR” function, with all such determinations being appropriately adjusted for any stock dividend, stock split, stock combination, recapitalization or other similar transaction during such period. There is no upper limit on the price per share that the Facility Investors could be obligated to pay for shares of Common Stock we elect to sell to the Facility Investors in any VWAP Purchase under the Common Shares Purchase Agreement.

At or prior to 5:30 p.m., New York City time, on the applicable VWAP Purchase Date, the Facility Investors will provide us with a written confirmation for such VWAP Purchase setting forth the applicable VWAP Purchase Price per share to be paid by the Facility Investors and the total aggregate VWAP Purchase Price to be paid by the Facility Investors for the total number of shares of Common Stock purchased by the Facility Investors in such VWAP Purchase.

The payment for, against delivery of, shares of Common Stock purchased by the Facility Investors in a VWAP Purchase under the Common Shares Purchase Agreement is required to be fully settled by 5:00 p.m., New York City time, on the trading day immediately following the applicable date of such VWAP Purchase Date, as set forth in the Common Shares Purchase Agreement.

Conditions Precedent to Commencement and Each VWAP Purchase

The Facility Investors’ obligation to accept VWAP Purchase Notices that are timely delivered by us under the Common Shares Purchase Agreement and to purchase our shares of Common Stock in VWAP Purchases under the Common Shares Purchase Agreement, are subject to (i) the initial satisfaction, at the Commencement Date, and (ii) the satisfaction, at each time we deliver a VWAP Purchase Notice on the applicable date of VWAP Purchase after the Commencement Date (the “VWAP Purchase Commencement Time”), of the conditions precedent thereto set forth in the Common Shares Purchase Agreement, which conditions include, among others, the following:

●	the accuracy in all material respects of the representations and warranties of the Company and the Facility Investors included in the Common Shares Purchase Agreement;

●	the Company having performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by the Common Shares Purchase Agreement to be performed, satisfied or complied with by the Company;

●	the registration statement that includes this prospectus (and any one or more additional registration statements filed with the SEC that include shares of Common Stock that may be issued and sold by the Company to the Facility Investors under the Common Shares Purchase Agreement) having been declared effective under the Securities Act by the SEC and not being subject to any stop order, and the Facility Investors being able to utilize this prospectus (and the prospectus included in any one or more additional registration statements filed with the SEC under the Common Shares Purchase Agreement) to resell all of the shares of Common Stock included in this prospectus (and included in any such additional prospectuses);

●	the absence of any material misstatement or omission in the registration statement that includes this prospectus (or in any one or more additional registration statements filed with the SEC that include shares of Common Stock that may be issued and sold by the Company to the Facility Investors under the Common Shares Purchase Agreement);

●	this prospectus and all reports, schedules, registrations, forms, statements, information and other documents required to have been filed by the Company with the SEC pursuant to the reporting requirements of the Exchange Act having been filed with the SEC;

●	all of the shares of Common Stock that have been registered with the SEC for resale having been approved for listing or quotation on Nasdaq (or if the shares of Common Stock are not then listed on Nasdaq, on any Principal Market), subject only to notice of issuance;

●	no condition, occurrence, state of facts or event constituting a Material Adverse Effect (as such term is defined in the Common Shares Purchase Agreement) shall have occurred and be continuing;

●	customary bankruptcy-related conditions; and

●	the receipt by the Facility Investors of customary legal opinions, auditor comfort letters and bring-down legal opinions, and auditor comfort letters as required under the Common Shares Purchase Agreement.

Termination of the Common Shares Purchase Agreement

Unless earlier terminated as provided in the Common Shares Purchase Agreement, the Common Shares Purchase Agreement will terminate automatically on the earliest to occur of:

●	the first day of the month next following the 36-month anniversary of the Commencement Date;

●	the date on which the Facility Investors shall have purchased shares of Common Stock under the Common Shares Purchase Agreement for an aggregate gross purchase price equal to $25.0 million;

●	the date on which the shares of Common Stock shall have failed to be listed or quoted on Nasdaq or any other Principal Market;

●	the 30th trading day following the date on which the Company commences a voluntary bankruptcy case or any third party commences a bankruptcy proceeding against the Company; and

●	the date on which a custodian is appointed for the Company in a bankruptcy proceeding for all or substantially all of its property, or the Company makes a general assignment for the benefit of its creditors.

We have the right to terminate the Common Shares Purchase Agreement at any time after Commencement, at no cost or penalty, upon 10 trading days’ prior written notice to the Facility Investors. We and the Facility Investors may also terminate the Common Shares Purchase Agreement at any time by mutual written consent. The Facility Investors also have the right to terminate the Common Shares Purchase Agreement upon 10 trading days’ prior written notice to us, but only upon the occurrence of certain customary events. No termination of the Common Shares Purchase Agreement by us or by the Facility Investors will become effective prior to the second trading day immediately following the date on which any pending (or not fully settled) VWAP Purchase has been fully settled in accordance with the terms and conditions of the Common Shares Purchase Agreement, and will not affect any of our respective rights and obligations under the Common Shares Purchase Agreement with respect to any pending (or not fully settled) VWAP Purchase, and both we and the Facility Investors have agreed to complete our respective obligations with respect to any such pending (or not fully settled) VWAP Purchase under the Common Shares Purchase Agreement. Furthermore, no termination of the Common Shares Purchase Agreement will affect the registration rights provisions contained within the Common Shares Purchase Agreement, which will survive any termination of the Common Shares Purchase Agreement

No Short-Selling or Hedging by the Facility Investors

Each of the Facility Investors has agreed that neither it nor any of its officers, nor any entity managed or controlled by it, will engage in or effect, directly or indirectly, for its own principal account or for the principal account of any of its officers or any entity managed or controlled by it, any (i) “short sale” (as such term is defined in Rule 200 of Regulation SHO of the Exchange Act) of the shares of Common Stock or (ii) hedging transaction, which established a net short position with respect to the shares of Common Stock, during the term of the Common Shares Purchase Agreement.

Prohibition on Variable Rate Transactions

Subject to specified exceptions included in the Common Shares Purchase Agreement, during the term of the Common Shares Purchase Agreement, while any VWAP Purchase Notice has been delivered but the related delivery and payment of such shares of Common Stock has not yet been completed, we are limited in our ability to enter into specified “Variable Rate Transactions” (as such term is defined in the Common Shares Purchase Agreement) other than another “equity line of credit,” which is prohibited. Such transactions include, among others, the issuance of convertible securities with a conversion or exercise price that is based upon or varies with the trading price of shares of our shares of Common Stock after the date of issuance.

Effect of Sales of Shares of Common Stock under the Common Shares Purchase Agreement on Our Shareholders

The shares of Common Stock being registered for resale in this offering may be issued and sold by us to the Facility Investors from time to time at our discretion over a period until the first day of the month next following the 36-month anniversary of the Commencement Date. The resale by the Facility Investors of a significant amount of shares registered for resale in this offering at any given time, or the perception that these sales may occur, could cause the market price of our shares of Common Stock to decline and to be highly volatile. Sales of our shares of Common Stock, if any, to the Facility Investors under the Common Shares Purchase Agreement will be determined by us in our sole discretion and will depend upon market conditions and other factors. We may ultimately decide to sell to the Facility Investors all, some or none of the shares of Common Stock that may be available for us to sell to the Facility Investors pursuant to the Common Shares Purchase Agreement. If and when we elect to sell shares of Common Stock to the Facility Investors pursuant to the Common Shares Purchase Agreement, after the Facility Investors have acquired such shares, the Facility Investors may resell all, some or none of such shares of Common Stock at any time or from time to time in its discretion and at different prices. As a result, investors who purchase shares of Common Stock from the Facility Investors in this offering at different times will likely pay different prices for those shares of Common Stock, and so may experience different levels of dilution and in some cases substantial dilution and different outcomes in their investment results. See “Risk Factors.”

Investors may experience a decline in the value of the shares of Common Stock they purchase from the Facility Investors in this offering as a result of future sales made by us to the Facility Investors at prices lower than the prices such investors paid for their shares in this offering. In addition, if we sell a substantial number of shares of Common Stock to the Facility Investors under the Common Shares Purchase Agreement, or if investors expect that we will do so, the actual sales of shares of Common Stock or the mere existence of our arrangement with the Facility Investors may make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect such sales.

Because the purchase price per share to be paid by the Facility Investors for the shares of Common Stock that we may elect to sell to the Facility Investors under the Common Shares Purchase Agreement, if any, will fluctuate based on the market prices of our Common Stock during the applicable period for each VWAP Purchase made pursuant to the Common Shares Purchase Agreement, if any, as of the date of this prospectus it is not possible for us to predict the number of shares of Common Stock that we will sell to the Facility Investors under the Common Shares Purchase Agreement, the actual purchase price per share to be paid by the Facility Investors for those shares of Common Stock, or the actual gross proceeds to be raised by us from those sales, if any. As of December 31, 2025, there were 1,473,039 shares of Common Stock outstanding. Although the Common Shares Purchase Agreement provides that we may sell up to an aggregate gross purchase price of $25.0 million of our shares of Common Stock to the Facility Investors, only 25,000,000 of our shares of Common Stock are being registered for resale under the registration statement that includes this prospectus.

If all of the 25,000,000 shares of Common Stock offered for resale by the Facility Investors under this prospectus were issued and outstanding as of December 31, 2025, such shares of Common Stock would represent approximately 94% of the total number of our shares of Common Stock outstanding.

If we decide to issue and sell to the Facility Investors under the Common Shares Purchase Agreement more than the 25,000,000 shares of Common Stock that are being registered for resale under this prospectus, which we may elect to do, at our sole discretion, up to aggregate gross proceeds under the ELOC Facility of $25.0 million, in order to receive additional proceeds we must first file with the SEC one or more additional registration statements to register the resale under the Securities Act by the Facility Investors of any such additional shares of Common Stock we wish to sell from time to time under the Common Shares Purchase Agreement, which the SEC must declare effective, in each case before we may elect to sell any such additional shares of Common Stock to the Facility Investors under the Common Shares Purchase Agreement. The number of shares of Common Stock ultimately offered for sale by the Facility Investors for resale under this prospectus in order to receive or under any future prospectus is dependent upon the number of shares of Common Stock, if any, we ultimately sell to the Facility Investors under the Common Shares Purchase Agreement. Further, if and when we elect to sell shares of Common Stock to the Facility Investors pursuant to the Common Shares Purchase Agreement, after the Facility Investors has acquired such shares, the Facility Investors may resell all, some or none of such shares of Common Stock at any time or from time to time in its discretion and at different prices.

The issuance of shares of Common Stock to the Facility Investors pursuant to the Common Shares Purchase Agreement will not affect the rights or privileges of our existing shareholders, except that the economic and voting interests of each of our existing shareholders will be diluted. Although the number of shares of Common Stock that our existing shareholders own will not decrease, the shares of Common Stock owned by our existing shareholders will represent a smaller percentage of our total outstanding Common Stock after any such issuance.

The following table sets forth information at varying purchase prices assuming we sell to the Facility Investors under the Common Shares Purchase Agreement the lesser of (i) the maximum number of ELOC Shares offered by this prospectus and (ii) the maximum number of ELOC Shares that we may sell to the Facility Investors that results in the sale of shares of Common Stock with an aggregate purchase price of $25.0 million:

Assumed Trading Price of Common Stock		Number of Shares Sold Under the Facility(1)	Percentage of Outstanding shares of Common Stock After Giving Effect to Issuances to the Facility Investors(2)	Purchase Price for Common Stock Sold Under the Facility(3)
$3.51	(4)	7,122,507	83%	$23,250,000
$1.00		25,000,000	94%	$23,250,000
$2.00		12,500,000	89%	$23,250,000
$4.00		6,250,000	81%	$23,250,000
$5.00		5,000,000	77%	$23,250,000

(1)	The number of ELOC Shares offered by this prospectus may not cover all Common Stock we ultimately may sell to the Facility Investors under the Common Shares Purchase Agreement, depending on the purchase price per share of such sales. We have included in this column only those ELOC Shares being offered for resale by the Facility Investors under this prospectus, without regard to the Beneficial Ownership Cap or the Exchange Cap. The assumed average purchase prices are solely for illustrative purposes and are not intended to be estimates or predictions of the future performance of our shares of Common Stock.

(2)	The denominator used to calculate the percentages in this column is based on 1,473,039 shares of Common Stock outstanding as of December 31, 2025, adjusted to include the shares of Common Stock issued and sold to the Facility Investors under the Common Shares Purchase Agreement.

(3)	Purchase prices represent the illustrative aggregate purchase price to be received from the sale of all of the shares of Common Stock issued and sold to the Facility Investors under the ELOC Facility as set forth in the second column, multiplied by the VWAP Purchase Price, assuming for illustrative purposes that the VWAP Purchase Price is equal to 93% of the assumed trading price of shares of Common Stock listed in the first column.

(4)	Represents the closing price of our Common Stock on Nasdaq on January 7, 2026.

SELLING STOCKHOLDERS

The Common Stock being offered by the Selling Stockholders are those previously issued to the Selling Stockholders, and those issuable to the Selling Stockholders or the Facility Investors, as applicable, upon (i) conversion of the Preferred Shares, (ii) exercise of the Private Placement Warrants, (iii) exercise of the Pre-Funded Warrants, (iv) pursuant to the Common Shares Purchase Agreement, (v) conversion of the AIR Notes and (vi) exercise of the AIR Warrants. For additional information regarding the issuances of those Preferred Shares and the Private Placement Warrants, see “Private Placement of Shares of Preferred Stock and Warrants” above. For additional information regarding the issuances of those shares of Common Stock and the Pre-Funded Warrants pursuant to the Common Shares Purchase Agreement, see “The Equity Line of Credit Facility” above. For additional information regarding the issuances of those AIR Notes and AIR Warrants, see “AIR Issuances” above. We are registering the shares of Common Stock in order to permit the Selling Stockholders to offer the Shares for resale from time to time. Except for the ownership of the Shares of capital stock and warrants, the Selling Stockholders have not had any material relationship with us within the past three years.

The table below lists the Selling Stockholders and other information regarding the beneficial ownership of the shares of Common Stock by each of the Selling Stockholders. The second column lists the number of shares of Common Stock beneficially owned by each Selling Stockholder, based on its ownership of the shares of capital stock and warrants, as of December 31, 2025, assuming conversion of the shares of the Preferred Shares, exercise of the Private Placement Warrants, conversion of the AIR Notes and exercise of the AIR Warrants, as applicable, held by the Selling Stockholders on that date, without regard to any limitations on conversion or exercise.

The third column lists the shares of Common Stock being offered by this prospectus by the Selling Stockholders.

In accordance with the terms of the Registration Rights Agreement with the Private Placement Investors and the terms of the AIR Registration Rights Agreement with the AIR Investor, this prospectus covers the resale of the sum of (i) the number of shares of Common Stock underlying the Preferred Shares issued to the Selling Stockholders in the “Private Placement of Shares of Preferred Stock and Warrants” described above, determined as if the outstanding Preferred Shares were converted in full, (ii) the maximum number of shares of Common Stock issuable upon exercise of the related Private Placement Warrants determined as if the outstanding Private Placement Warrants were exercised in full, determined as of the trading day immediately preceding the applicable date of determination, and (iii) the maximum number of shares of Common Stock issuable pursuant to the AIR Notes and AIR Warrants, in each case, and all subject to adjustment as provided in the Registration Rights Agreement, without regard to any limitations on the conversion of the Preferred Shares, exercise of the Private Placement Warrants, conversion of AIR Notes or exercise of AIR Warrants.

In addition, this prospectus covers the resale of the sum of (i) the number of shares of Common Stock underlying the Commitment Shares issued to 5NL and Hailstone under the “Equity Line of Credit Facility” described above, determined as if the outstanding Pre-Funded Warrants were exercised in full, and (ii) the ELOC Shares. Because the purchase price to be paid by the Facility Investors for the ELOC Shares, if any, that we may elect to sell to the Facility Investors in one or more VWAP Purchases from time to time under the Common Shares Purchase Agreement will be determined on the applicable purchase dates therefor, the actual number of shares of our Common Stock that we may sell to the Facility Investors under the Common Shares Purchase Agreement may be fewer than the number of ELOC Shares being offered for resale under this prospectus.

The fourth column assumes the sale of all of the shares offered by the Selling Stockholders pursuant to this prospectus.

Under the terms of the shares of the Preferred Shares, the Private Placement Warrants, the Common Shares Purchase Agreement, the AIR Notes and the AIR Warrants, a Selling Stockholder may not convert any Preferred Shares, exercise any Private Placement Warrants or Pre-Funded Warrants, convert any AIR Notes or exercise any AIR Warrants, as applicable, and we may not issue any shares of Common Stock to the extent such conversion or exercise would cause such Selling Stockholder, together with its affiliates and attribution parties, to beneficially own a number of shares of Common Stock which would exceed 4.99% or 9.99%, as applicable, of our then outstanding Common Stock following such conversion, exercise or issuance, or the Beneficial Ownership Limitation or Exchange Cap, excluding for purposes of such determination shares of Common Stock issuable upon conversion of such Preferred Shares which have not been converted, exercise of such Private Placement Warrants or Pre-Funded Warrants which have not been exercised, and the issuance of ELOC Shares that have not been issued. The number of shares in the second and fourth columns do not reflect these limitations. The Selling Stockholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

	Number of Shares Beneficially Owned	Maximum Number of Shares to be Sold Pursuant	Shares of Common Stock Beneficially Owned After this Offering(2)
Name of Selling Stockholder	Prior to Offering(1)	to this Prospectus	Number of Shares	Percentage of Shares(3)
Five Narrow Lane, L.P. (4)	8,081,397	20,553,212	28,185	1.9%
Bristol Investment Fund Ltd., and affiliated entities (5)	3,685,201	16,146,201	39,000	2.6%
Rainforest Partners LLC (6)	3,128,105	3,128,105	-	*
The Hewlett Fund LP (7)	2,574,125	2,574,125	-	*

*	Less than one percent (1%)

(1)	The amount of shares of Common Stock that each Selling Stockholder could acquire within 60 days of December 31, 2025, in connection with the Private Placement and the ELOC Facility, as applicable, including by (i) converting Preferred Shares, (ii) exercising the Private Placement Warrants, (iii) exercising the Pre-Funded Warrants, (iv) converting AIR Notes and/or (v) exercising AIR Warrants, is subject to such Selling Stockholder’s contractually stipulated 4.99% or 9.99% blocker, as applicable, and pro-rata portion of the conversion limitations under the Beneficial Ownership Limitation and the Exchange Cap.

In accordance with Rule 13d-3(d) under the Exchange Act, we have excluded from the number of shares of Common Stock beneficially owned prior to the offering all of the shares that the Facility Investors may be required to purchase under the Common Shares Purchase Agreement, because the issuance of such shares is solely at our discretion and is subject to conditions contained in the Common Shares Purchase Agreement, the satisfaction of which are entirely outside of the Facility Investors’ control, including the registration statement that includes this prospectus becoming and remaining effective. Furthermore, the VWAP Purchases of our Common Stock under the Common Shares Purchase Agreement are subject to certain agreed upon maximum amount limitations set forth in the Common Shares Purchase Agreement, including the contractually stipulated 4.99% or 9.99% blocker, as applicable, and the Beneficial Ownership Limitation and Exchange Cap.

(2)	Assumes the sale of all shares of our Common Stock being offered for resale pursuant to this prospectus.

(3)	Applicable percentage ownership is based on 1,473,039 shares of our Common Stock outstanding as of December 31, 2025.

(4)	Shares beneficially owned consists of: (i) 11,708 shares of Common Stock held by Five Narrow Lane, L.P.; (ii) an aggregate of 16,477 shares of Common Stock issuable pursuant to the conversion of outstanding convertible notes held by Five Narrow Lane, L.P.; (iii) up to 3,331,270 shares of Common Stock issuable pursuant to the conversion of the Preferred Shares held by Five Narrow Lane, L.P.; (iv) up to 2,112,380 shares of Common Stock issuable upon the exercise of the Private Placement Warrants held by Five Narrow Lane L.P.; (v) up to 27,766 shares of Common Stock issuable upon the exercise of the Pre-Funded Warrants; (vi) up to 1,290,898 shares of Common Stock issuable upon the conversion of the AIR Notes; and (vii) up to 1,290,898 shares of Common Stock issuable upon the exercise of the AIR Warrants. The number of shares to be offered pursuant to this prospectus includes: (i) up to 3,331,270 shares of Common Stock issuable pursuant to the conversion of the Preferred Shares; (ii) up to 2,112,380 shares of Common Stock issuable upon the exercise of the Private Placement Warrants held by Five Narrow Lane L.P.; (iii) up to 27,766 shares of Common Stock issuable upon the exercise of the Pre-Funded Warrants; (iv) up to 12,500,000 ELOC Shares; (v) up to 1,290,898 shares of Common Stock issuable upon the conversion of the AIR Notes; and (vi) up to 1,290,898 shares of Common Stock issuable upon the exercise of the AIR Warrants. The convertible notes, AIR Notes, AIR Warrants, Private Placement Warrants, Pre-Funded Warrants, ELOC Shares and Preferred Shares are each subject to a beneficial ownership limitation of 9.99%, which such limitation restricts Five Narrow Lane, L.P. from converting or exercising, as applicable, that portion of the notes, the warrants and the Preferred Shares that would result in Five Narrow Lane, L.P. and its affiliates owning, after conversion or exercise, as applicable, a number of shares of Common Stock in excess of the beneficial ownership limitation. Each of Arie Rabinowitz and Joseph Hammer may be deemed to have investment discretion and voting power over the shares held by Five Narrow Lane, L.P. Each of Messrs. Rabinowitz and Hammer disclaims any beneficial ownership of these shares except to the extent of his pecuniary interest therein. The address for Five Narrow Lane, L.P. is 510 Madison Avenue, Suite 1400, New York, NY 10022.

(5)	Shares beneficially owned consists of: (i) 37,500 shares of Common Stock issuable pursuant to the exercise of warrants held by Bristol Capital, LLC (“Bristol Capital”); (ii) 70,449 shares of Common Stock issuable pursuant to the exercise of AIR Warrants held by Bristol Investment Fund; (iii) 750 shares of Common Stock issuable upon the exercise of outstanding and exercisable Series A Warrants (“Series A Warrants”) held by Bristol Investment Fund; (iv) 750 shares of Common Stock issuable upon the exercise of outstanding and exercisable Series C Warrants (“Series C Warrants”) held by Bristol Investment Fund; (v) up to 1,998,762 shares of Common Stock issuable pursuant to the conversion of the Preferred Shares held by Bristol Investment Fund; (vi) up to 1,267,428 shares of Common Stock issuable upon the exercise of the Private Placement Warrants held by Bristol Investment Fund; and (vii) up to 27,766 shares of Common Stock issuable upon the exercise of the Pre-Funded Warrants. The number of shares to be offered pursuant to this prospectus includes: (i) up to 1,998,762 shares of Common Stock issuable pursuant to the conversion of the Preferred Shares held by Bristol Investment Fund; (ii) up to 1,267,428 shares of Common Stock issuable upon the exercise of the Private Placement Warrants held by Bristol Investment Fund; (iii) up to 27,766 shares of Common Stock issuable upon the exercise of the Pre-Funded Warrants held by Hailstone Peak Funding LLC (“Hailstone”); (iv) up to 70,499 shares issuable upon AIR Warrants held by Bristol Investment Fund; and (v) up to 12,500,000 ELOC Shares that may be purchase and sold by Hailstone. The Preferred Shares, Private Placement Warrants, Pre-Funded Warrants, ELOC Shares and AIR Warrants are each subject to a beneficial ownership limitation of 9.99%, which such limitation restricts Bristol Investment Fund from converting or exercising, as applicable, that portion of the Preferred Shares, Private Placement Warrants, Pre-Funded Warrants, ELOC Shares and AIR Warrants that would result in Bristol Investment Fund and its affiliates owning, after conversion or exercise, as applicable, a number of shares of Common Stock in excess of the 9.99% beneficial ownership limitation. The Series A Warrants, the Series C Warrants and the consulting warrants are each subject to a beneficial ownership limitation of 4.99%, which such limitation restricts Bristol from exercising that portion of the Warrants that would result in Bristol and its affiliates owning, after exercise, as applicable, a number of shares of Common Stock in excess of the 4.99% beneficial ownership limitation (a “4.99% Beneficial Ownership Limitation”). Bristol Investment Fund is a privately held fund that invests primarily in publicly traded companies through the purchase of securities in private placement and/or open market transactions. Bristol Capital Advisors, LLC, an entity organized under the laws of the State of Delaware (“Bristol Capital Advisors”), is the investment advisor to Bristol Investment Fund. Paul Kessler is manager of Bristol Capital Advisors and as such has voting and dispositive power over the securities held by Bristol Investment Fund. Mr. Kessler, as manager of Bristol and Hailstone, has voting and investment control over the securities held by Bristol and Hailstone. The address for Bristol is 1090 Center Drive, Park City, UT 84098.

(6)	Shares beneficially owned consists of: (i) 950,645 shares of Common Stock issuable pursuant to the exercise of AIR Warrants held by Rainforest Partners LLC; (ii) up to 1,332,508 shares of Common Stock issuable pursuant to the conversion of the Preferred Shares held by Rainforest Partners LLC; and (iii) up to 844,952 shares of Common Stock issuable upon the exercise of the Private Placement Warrants held by Rainforest Partners LLC. The number of shares to be offered pursuant to this prospectus includes: (i) up to 1,332,508 shares of Common Stock issuable pursuant to the conversion of the Preferred Shares held by Rainforest Partners LLC; (ii) up to 844,952 shares of Common Stock issuable pursuant to the exercise of the Private Placement Warrants held by Rainforest Partners LLC; and (iii) up to 950,645 shares of Common Stock issuable pursuant to the exercise of AIR Warrants held by Rainforest Partners LLC. The Preferred Shares, Private Placement Warrants, AIR Warrants and notes are each subject to a beneficial ownership limitation of 9.99%, which such limitation restricts Rainforest Partners LLC from converting or exercising, as applicable, that portion of the Preferred Shares, Private Placement Warrants, AIR Warrants and notes that would result in Rainforest Partners LLC and its affiliates owning, after conversion or exercise, as applicable, a number of shares of Common Stock in excess of the beneficial ownership limitation. Mark Weinberger is the managing member of Rainforest Partners LLC, and has sole voting and investment power over the securities held by Rainforest Partners LLC. The address for Rain Forest Partners LLC is 850 East 26th Street, Brooklyn, NY 11210.

(7)	Shares beneficially owned consists of: (i) up to 396,665 shares of Common Stock issuable pursuant to the exercise of AIR Warrants held by The Hewlett Fund LP; (ii) up to 1,332,508 shares of Common Stock issuable pursuant to the conversion of Preferred Shares held by The Hewlett Fund LP; and up to 844,952 shares of Common Stock issuable upon the exercise of the Private Placement Warrants held by The Hewlett Fund. The number of shares to be offered pursuant to this prospectus includes: (i) up to 1,332,508 shares of Common Stock issuable pursuant to the conversion of the Preferred Shares held by The Hewlett Fund LP; (ii) up to 844,952 shares of Common Stock issuable pursuant to the exercise of the Private Placement Warrants held by The Hewlett Fund LP; and (iii) up to 396,665 shares of Common Stock issuable pursuant to the exercise of AIR Warrants held by The Hewlett Fund LP. The Preferred Shares, Private Placement Warrants and AIR Warrants are each subject to a beneficial ownership limitation of 9.99%, which such limitation restricts The Hewlett Fund LP from converting or exercising, as applicable, that portion of the Preferred Shares and the AIR Warrants that would result in The Hewlett Fund LP and its affiliates owning, after conversion or exercise, as applicable, a number of shares of Common Stock in excess of the beneficial ownership limitation. Martin Chopp has voting and investment control over the securities held by The Hewlett Fund LP. The address for The Hewlett Fund LP is 100 Merrick Road, Suite 400W, Rockville Centre, NY 11570.

Relationships with Selling Stockholders

Bristol

Bristol Investment Fund, Ltd. (together with its affiliates, “Bristol”) participated in our February 2024 public offering of Common Stock and warrants to purchase Common Stock. In connection with the offering, we issued Bristol 750 shares of Common Stock, Series A Warrants to purchase 750 shares of Common Stock, Series B Warrants to purchase 750 shares of Common Stock, and Series C Warrants to purchase 750 shares of Common Stock.

In July 2024, we entered into a consulting agreement with Bristol Capital, LLC (“Bristol”) and its affiliates pursuant to which, among other things, Bristol and its affiliates agreed to provide certain consulting, advisory, and strategic planning services to us in exchange for the issuance of 1,500 pre-funded warrants to purchase Common Stock. In September 2024, we issued 750 shares of Common Stock to Bristol in exercise of such warrants. In December 2024, we issued 750 shares of Common Stock to Bristol upon the exercise of such warrants.

In May 2025, we entered into an amendment to the consulting agreement with Bristol.

Prior Private Placement Issuances

In October 2024, we entered into a securities purchase agreement with the Selling Stockholders (the “October 2024 Purchase Agreement”), pursuant to which we issued the Selling Stockholders an aggregate of $3.75 million in convertible notes and accompanying warrants to purchase shares of Common Stock. Pursuant to the October 2024 Purchase Agreement we have issued an additional convertible notes in the aggregate principal amount of approximately $7.9 million between March 2025 and December 2025, inclusive, and accompanying warrants to purchase shares of Common Stock.

PLAN OF DISTRIBUTION

Each Selling Stockholder of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the Nasdaq Capital Market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Stockholder may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker dealer solicits purchasers;

●	block trades in which the broker dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker dealer as principal and resale by the broker dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales effected after the effective date of the registration statement of which this prospectus is a part;

●	in transactions through broker dealers that agree with the Selling Stockholders to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker dealers engaged by the Selling Stockholders may arrange for other brokers dealers to participate in sales. Broker dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with the sale of the securities or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

The Facility Investors are each an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act. The Facility Investors may use one or more registered broker-dealers to effectuate all sales, if any, of the ELOC Shares that they may acquire from us pursuant to the Common Shares Purchase Agreement. Such sales will be made at prices and at terms then prevailing or at prices related to the then current market price. Each such registered broker-dealer will be an underwriter within the meaning of Section 2(a)(11) of the Securities Act. Each such broker-dealer may receive commissions from the Facility Investors for executing such sales for the Facility Investors and, if so, such commissions will not exceed customary brokerage commissions.

We know of no existing arrangements between the Facility Investors or any other shareholder, broker, dealer, underwriter or agent relating to the sale or distribution of the ELOC Shares offered by this prospectus.

As consideration for their irrevocable commitment to, at our request, purchase the ELOC Shares under the Common Shares Purchase Agreement, we issued the Pre-Funded Warrants to the Facility Investors upon execution of the Purchase Agreement. We have agreed to reimburse the Facility Investors up to $25,000 for the fees and disbursements of its counsel in connection with the transactions contemplated by the Common Shares Purchase Agreement.

We also have agreed to indemnify the Facility Investors and certain other persons against certain liabilities in connection with the offering of the ELOC Shares offered hereby, including liabilities arising under the Securities Act or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. The Holder has agreed to indemnify us against liabilities under the Securities Act that may arise from certain written information furnished to us by the Facility Investors specifically for use in this prospectus or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons, we have been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the Selling Stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the Common Stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the Common Stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

LEGAL MATTERS

The validity of the issuance of the securities offered by this prospectus will be passed upon for us by Baker & Hostetler LLP, Los Angeles, California.

EXPERTS

The financial statements of Nuvve Holding Corp. as of December 31, 2024 and 2023, and for each of the two years in the period ended December 31, 2024, incorporated by reference in this Registration Statement on Form S-1, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report. Such financial statements are incorporated by reference in reliance upon the report of such firm given their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available over the Internet at the SEC’s website at www.sec.gov. The SEC maintains a website that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC at http://www.sec.gov.

Our website address is www.nuvve.com. The information contained on, or that can be accessed through, our website is not a part of this prospectus or incorporated by reference into this prospectus or any prospectus supplement, and you should not consider information on our website to be part of this prospectus. We have included our website address as an inactive textual reference only.

This prospectus is part of a registration statement that we filed with the SEC and does not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or us, as provided below. Forms of the documents establishing the terms of the offered securities are or may be filed as exhibits to the registration statement. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may obtain the registration statement and exhibits to the registration statement from the SEC’s website, as provided above.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information from other documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus.

We incorporate by reference into this prospectus and the registration statement of which this prospectus forms a part the information or documents listed below that we have filed with the SEC, and any future filings we will make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of the initial filing of the registration statement of which this prospectus is a part and prior to effectiveness of such registration statement, and until the termination of the offering of the shares covered by this prospectus (other than information furnished under Item 2.02 or Item 7.01 of Form 8-K):

●	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed on March 31, 2025;

●	Our Quarterly Reports on Form 10-Q the quarter ended March 31, 2025, filed on May 15, 2025, the quarter ended June 30, 2025, filed on August 14, 2025, and the quarter ended September 30, 2025, filed on November 13, 2025;

●	Our Current Reports on Form 8-K filed on January 7, 2025, January 15, 2025, January 16, 2025, January 27, 2025, January 30, 2025, February 4, 2025, February 5, 2025; February 5, 2025, February 6, 2025, February 7, 2025, February 11, 2025, February 24, 2025, March 3, 2025, March 11, 2025, April 7, 2025, April 11, 2025, April 16, 2025, April 21, 2025, April 29, 2025, April 30, 2025, May 9, 2025; May 13, 2025, May 22, 2025, June 5, 2025, June 26, 2025, July 3, 2025, July 15, 2025, July 23, 2025, August 25, 2025, August 28, 2025, September 3, 2025, September 16, 2025, September 30, 2025, October 8, 2025, October 14, 2025, October 31, 2025, November 14, 2025, November 21, 2025 (as amended on December 1, 2025), December 11, 2025, December 23, 2025, December 31, 2025 and January 8, 2026;

●	Our Definitive Proxy Statement on Schedule 14A and accompanying additional proxy materials, filed on July 9, 2025; and

●	The description of our common stock contained in our Current Report on Form 8-K12B, filed on March 25, 2021 and amended on March 26, 2021, including any amendments or reports filed for the purpose of updating such description.

Any statement made in this prospectus or contained in a document all or a portion of which is incorporated by reference herein will be deemed to be modified or superseded to the extent that a statement contained herein or in any subsequent prospectus supplement to this prospectus or, if appropriate, post-effective amendment to the registration statement that includes this prospectus, modifies or supersedes such statement. Any statement so modified will not be deemed to constitute a part hereof, except as so modified, and any statement so superseded will not be deemed to constitute a part hereof.

You may read and copy any materials we file with the SEC at the SEC’s website mentioned under the heading “Where You Can Find More Information.” The information on the SEC’s website is not incorporated by reference in this prospectus.

We will furnish without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request, a copy of any document incorporated by reference. Requests should be addressed to Nuvve Holding Corp., 2488 Historic Decatur Road, Suite 230, San Diego, California 92106, Attn: Corporate Secretary or may be made telephonically at (619) 456-5161.

We maintain a website at www.nuvve.com. Information about us, including our reports filed with the SEC, is available through that site. Such reports are accessible at no charge through our website and are made available as soon as reasonably practicable after such material is filed with or furnished to the SEC. Our website and the information contained on that website, or connected to that website, are not incorporated by reference in this prospectus.

Nuvve Holding Corp.

42,401,643 Shares of Common Stock

by Selling Stockholders

PRELIMINARY PROSPECTUS

                           , 2026

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following is an estimate of the expenses (all of which are to be paid by us) that we may incur in connection with the securities being registered hereby.

Amount
SEC registration fee	$12,531.13
Legal fees and expenses	75,000
Accounting fees and expenses	20,000
Printing expenses	5,000
Miscellaneous	2,468.87
Total	$115,000

Item 14. Indemnification of Directors and Officers.

Subsection (a) of Section 145 of the General Corporation Law of the State of Delaware (referred to as the “DGCL”) empowers a corporation to indemnify any person who was or is a party or who is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145 further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and the indemnification provided for by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators. Section 145 also empowers the corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify such person against such liabilities under Section 145.

Section 102(b)(7) of the DGCL provides that a corporation’s certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.

Our amended and restated certificate of incorporation provides that we shall indemnify our directors and officers, and may indemnify our employees and other agents, to the maximum extent permitted by the DGCL, and our bylaws provide that we shall indemnify directors, officers, employees and other agents to the maximum extent permitted by the DGCL.

In addition, we have entered into indemnification agreements with each of our directors and officers. These agreements require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. We also intend to enter into indemnification agreements with our future directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 15. Recent Sales of Unregistered Securities.

Set forth below is information regarding sales of unregistered sales by us since December 1, 2022 that were not registered under the Securities Act of 1933, as amended (the “Securities Act”).

July 2024 Consulting Warrant

In July 2024, we granted pre-funded warrants (the “2024 Consulting Warrant”) to purchase an aggregate of 1,500 shares of Common Stock to a consultant as compensation for certain consulting services rendered. The 2024 Consulting Warrant is exercisable, in part or in full, for shares of Common Stock at an exercise price of $0.04 per share. On September 26, 2024, we issued 750 shares of Common Stock to such consultant upon the partial exercise of the 2024 Consulting Warrant. In December 2024, we issued 750 shares of Common Stock to Bristol upon the exercise of such warrants.

August 2024 Notes

In connection with the formation of Deep Impact 1 LLC, a Delaware limited liability company, in which we hold a 51% equity interest by way of our subsidiary, Nuvve CPO, Inc., on August 16, 2024, we issued promissory notes (each a “SPV Promissory Note”) with conversion options to each of Gregory Poilasne and David Robson, our Chief Executive Officer and Chief Financial Officer, respectively, in exchange for up to an aggregate of $1,500,000, to further support project costs in exchange for their investment into Deep Impact. Each SPV Promissory Note was issued with an original principal amount of $750,000. The SPV Promissory Notes have a term of three years and bear interest at a rate of 17.5% per annum. The SPV Promissory Notes further provide that upon certain events of default, the SPV Note holders shall have the option to convert the outstanding amounts on such SPV Promissory Notes for an aggregate of 101 membership units in Deep Impact.

On August 27, 2024, we issued promissory notes with conversion option to each of Messrs. Poilasne and Robson, our Chief Executive Officer and Chief Financial Officer, respectively, for an aggregate principal of $500,000 (the “Nuvve Promissory Notes”). The principal amount of the Nuvve Promissory Notes included an aggregate original issue discount of $25,000, or 5.0%. In exchange for the Nuvve Promissory Notes, the holders paid us an aggregate purchase price of $475,000. Upon certain events of default, the holders of the Nuvve Promissory Notes had the option to convert any outstanding principal and unpaid accrued interest under the Nuvve Promissory Notes into shares of our common stock, at an initial conversion price per share of $196.80. The Nuvve Promissory Notes accrued interest at a rate of 10.5% per annum, subject to an increase to 12.5% upon the occurrence of an event of default (as that term is defined in the Nuvve Promissory Notes), and had a maturity date of October 31, 2024.

October 2024 Notes and Warrant Issuance

On October 31, 2024, we entered into a securities purchase agreement (the “Purchase Agreement”) with certain accredited institutional and individual investors, pursuant to which we issued to the investors (i) an aggregate of $3,750,000.01 principal amount senior convertible promissory notes, carrying a 10% original issue discount, convertible into shares of Common Stock, and (ii) accompanying warrants to purchase an aggregate of 27,558 shares of Common Stock with an exercise price of $151.20 per share. The notes are convertible, at the option of the respective investors, at any time, in whole or in part, into such number of shares of Common Stock equal to the principal amount of the notes outstanding plus all accrued and unpaid interest at a conversion price equal to $136.08 per share.

March 2025 AIR Notes and Warrant Issuance

On March 5, 2025, pursuant to certain investors’ exercise of additional investment rights under the Purchase Agreement, we issued to such investors (i) an aggregate of $1,666,666.67 principal amount senior convertible promissory notes, carrying a 10% original issue discount, convertible into shares of Common Stock, and (ii) accompanying warrants to purchase an aggregate of 20,628 shares of Common Stock with an exercise price of $80.20 per share. The notes are convertible, at the option of the respective investors, at any time, in whole or in part, into such number of shares of Common Stock equal to the principal amount of the notes outstanding plus all accrued and unpaid interest at a conversion price equal to $80.20 per share.

April 2025 AIR Notes and Warrant Issuance

On April 28, 2025, pursuant to certain investors’ exercise of additional investment rights under the Purchase Agreement, we issued to such investors (i) an aggregate of $1,444,444.44 principal amount senior convertible promissory notes, carrying a 10% original issue discount, convertible into shares of Common Stock, and (ii) accompanying warrants to purchase an aggregate of 43,713 shares of Common Stock with an exercise price of $33.044 per share. The notes are convertible, at the option of the respective investors, at any time, in whole or in part, into such number of shares of Common Stock equal to the principal amount of the notes outstanding plus all accrued and unpaid interest at a conversion price equal to $33.044 per share.

May 2025 Warrant Issuances

On May 7, 2025, we granted warrants to purchase (i) an aggregate of 75,000 shares of Common Stock to certain consultants at an exercise price of $42.00 per share; (ii) an aggregate of 75,000 shares of Common Stock to certain consultants at an exercise price of $50.00 per share; and (iii) an aggregate of 75,000 shares of Common Stock to certain consultants at an exercise price of $60.00 per share.

On May 18, 2025, we granted warrants to purchase (i) an aggregate of 16,667 shares of Common Stock to certain consultants at an exercise price of $40.00 per share; (ii) an aggregate of 16,667 shares of Common Stock to certain consultants at an exercise price of $50.00 per share; and (iii) an aggregate of 16,667 shares of Common Stock to certain consultants at an exercise price of $60.00 per share.

May 2025 AIR Notes and Warrant Issuance

On May 30, 2025, pursuant to certain investors’ exercise of additional investment rights under the Purchase Agreement, we issued to such investors (i) an aggregate of $4,166,666.67 principal amount senior convertible promissory notes, carrying a 10% original issue discount, convertible into shares of Common Stock, and (ii) accompanying warrants to purchase an aggregate of 133,547 shares of Common Stock with an exercise price of $31.20 per share. The notes are convertible, at the option of the respective investors, at any time, in whole or in part, into such number of shares of Common Stock equal to the principal amount of the notes outstanding plus all accrued and unpaid interest at a conversion price equal to $31.20 per share.

September 2025 AIR Notes and Warrant Issuance

On September 10, 2025, pursuant to a certain investor’s exercise of additional investment rights under the Purchase Agreement, we issued to such investor (i) an aggregate of $111,111.11 principal amount senior convertible promissory notes, carrying a 10% original issue discount, convertible into shares of Common Stock, and (ii) accompanying warrants to purchase an aggregate of 36,263 shares of Common Stock with an exercise price of $6.844 per share. The notes are convertible, at the option of the investor, at any time, in whole or in part, into such number of shares of Common Stock equal to the principal amount of the notes outstanding plus all accrued and unpaid interest at a conversion price equal to $6.844 per share.

November 2025 AIR Notes and Warrant Issuance

On November 17, 2025, pursuant to a certain investor’s exercise of additional investment rights under the Purchase Agreement, we issued to such investor (i) an aggregate of $277,777 principal amount senior convertible promissory notes, carrying a 10% original issue discount, convertible into shares of Common Stock, and (ii) accompanying warrants to purchase an aggregate of 90,660 shares of Common Stock with an exercise price of $5.536 per share. The notes are convertible, at the option of the investor, at any time, in whole or in part, into such number of shares of Common Stock equal to the principal amount of the notes outstanding plus all accrued and unpaid interest at a conversion price equal to $5.536 per share.

December 2025 AIR Notes and Warrant Issuances

On December 17, 2025, pursuant to a certain investor’s exercise of additional investment rights under the Purchase Agreement, we issued to such investor (i) an aggregate of $111,111.11 principal amount senior convertible promissory notes, carrying a 10% original issue discount, convertible into shares of Common Stock, and (ii) accompanying warrants to purchase an aggregate of 36,263 shares of Common Stock with an exercise price of $3.88 per share. The notes are convertible, at the option of the investor, at any time, in whole or in part, into such number of shares of Common Stock equal to the principal amount of the notes outstanding plus all accrued and unpaid interest at a conversion price equal to $3.88 per share.

On December 26, 2025, pursuant to a certain investor’s exercise of additional investment rights under the Purchase Agreement, we issued to such investor (i) an aggregate of $111,111.11 principal amount senior convertible promissory notes, carrying a 10% original issue discount, convertible into shares of Common Stock, and (ii) accompanying warrants to purchase an aggregate of 36,263 shares of Common Stock with an exercise price of $3.064 per share. The notes are convertible, at the option of the investor, at any time, in whole or in part, into such number of shares of Common Stock equal to the principal amount of the notes outstanding plus all accrued and unpaid interest at a conversion price equal to $3.064 per share.

December 2025 Preferred Share and Warrant Issuance

On December 1, 2025, we entered into a common shares purchase agreement with Five Narrow Lane, L.P. and Hailstone Peak Funding LLC (the “ELOC Investors”), pursuant to which we issued to the ELOC Investors pre-funded warrants for the purchase of an aggregate of 55,532 shares of Common Stock with an exercise price of $0.004 per share, as consideration for their irrevocable commitment to purchase the shares of common stock upon the terms and subject to the satisfaction of the conditions set forth in the common shares purchase agreement.

On December 30, 2025, we completed a private placement pursuant to the securities purchase agreement, dated November 14, 2025, with the purchasers identified therein for the issuance and sale of (i) 6,000 shares of Series A Preferred Stock, with an aggregate stated value of $6.0 million, and (ii) accompanying warrants to purchase up to 2,534,856 shares of Common Stock equal to 100% of the shares of Common Stock issuable upon conversion of the shares of Seres A Preferred Stock, at an exercise price of $3.5505 per share, for an aggregate purchase price of $5.4 million.

Additional Information

The offer and sale by us of the foregoing securities, including the shares of our common stock issuable upon exercise of the warrants described above, is being made in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act. The issuance of such securities has not been registered under the Securities Act and such shares may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act.

The sales and issuances of securities in the transactions described above were not registered under the Securities Act in reliance upon the exemption from registration provided by Section 4(a)(2) thereof or Regulation D promulgated thereunder. The recipients of the securities in each of these transactions represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were placed upon the stock certificates issued in these transactions. All recipients had adequate access, through their relationships with us, to information about us.

Item 16. Exhibits.

Exhibit No.	Description	Form	Exhibit No.	Filing Date
2.1	Merger Agreement dated November 11, 2020	424B3	Annex A	2/17/2021
2.2#	Amendment No. 1 to Merger Agreement dated February 20, 2021	8-K	1.1	2/23/2021
3.1	Amended and Restated Certificate of Incorporation, as amended	10-Q	3.1	8/14/2025
3.2	Certificate of Amendment to Amended and Restated Certificate of Incorporation	8-K	3.1	12/11/2025
3.3	Certificate of Amendment to Amended and Restated Certificate of Incorporation	8-K	3.2	12/31/2025
3.4	Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock	8-K	3.1	12/31/2025
3.5	Second Amended and Restated Bylaws of Nuvve Holding Corp.	8-K	3.1	12/5/2023
4.1	Form of Amended and Restated Convertible Note, originally issued October 31, 2024	8-K	4.1	4/16/2025
4.2	Form of Warrant, issued October 31, 2024	8-K	4.2	11/1/2024
4.3†	Convertible Promissory Note, dated December 31, 2024	8-K	4.1	1/7/2025
4.4†	Common Stock Purchase Warrant, dated December 31, 2024.	8-K	4.2	1/7/2025
4.5	Form of Amended and Restated Convertible Note, originally issued March 5, 2025	8-K	4.2	4/16/2025
4.6	Form of Additional Warrant, issued March 5, 2025	8-K	4.2	3/11/2025
4.7	Form of Additional Convertible Note, issued April 28, 2025	8-K	4.1	4/30/2025
4.8	Form of Additional Warrant, issued April 28, 2025	8-K	4.2	4/30/2025
4.9	Form of Warrant, dated May 7, 2025	8-K	4.1	5/9/2025
4.10	Form of Warrant, dated May 18, 2025	8-K	4.1	5/22/2025
4.11	Form of Additional Convertible Note, issued May 30, 2025	8-K	4.1	6/5/2025
4.12	Form of Additional Warrant, issued May 30, 2025	8-K	4.2	6/5/2025
4.13	Form of Pre-Funded Warrant, issued July 14, 2025	8-K	4.1	7/15/2025

4.14	Form of Representative’s Warrant, issued July 14, 2025	8-K	4.2	7/15/2025
4.15	Form of Additional Convertible Note, dated September 10, 2025	8-K	4.1	9/16/2025
4.16	Form of Additional Warrant, dated September 10, 2025	8-K	4.2	9/16/2025
4.17	Form of Common Warrant	8-K	4.1	11/14/2025
4.18	Form of Pre-Funded Warrant	8-K	4.2	11/14/2025
4.19	Form of Additional Convertible Note, dated November 17, 2025	8-K	4.1	11/21/2025
4.20	Form of Additional Warrant, dated November 17, 2025	8-K	4.2	11/21/2025
4.21	Form of Additional Convertible Note, dated December 17, 2025	8-K	4.1	12/23/2025
4.22	Form of Additional Warrant, dated December 17, 2025	8-K	4.2	12/23/2025
5.1*	Opinion of Baker & Hostetler LLP	*
10.1	Amended and Restated Registration Rights Agreement	424B3	Annex A (Ex. B)	2/17/2021
10.2	Stockholder’s Agreement	8-K	10.5	3/25/2021
10.3	Form of PIPE Registration Rights Agreement	8-K	10.7	3/25/2021
10.4	Amended and Restated Employment Agreement with Gregory Poilasne, dated January 25, 2024	8-K	10.1	1/26/2024
10.5	Amended and Restated Employment Agreement with Ted Smith, dated January 25, 2024	8-K	10.2	1/26/2024
10.6	Amended and Restated Employment Agreement with David Robson, dated January 25, 2024	8-K	10.3	1/26/2024
10.7	Form of Indemnification Agreement	8-K	10.14	3/25/2021
10.8#	IP Acquisition Agreement, effective November 2, 2017, between University of Delaware and Nuvve Corporation	S-4	10.16	2/4/2021
10.9#	Amended and Restated Research Agreement, dated September 1, 2017, between University of Delaware and Nuvve Corporation	S-4	10.17	2/4/2021
10.10	Warrant Agreement, dated May 17, 2021, by and among Nuvve Corporation, Stonepeak Rocket Holdings LP and Evolve Transition Infrastructure LP.	8-K	10.1	5/17/2021
10.11	Securities Purchase Agreement, dated May 17, 2021, by and among Nuvve Corporation, Stonepeak Rocket Holdings LP and Evolve Transition Infrastructure LP.	8-K	10.2	5/17/2021
10.12	Registration Right Agreement, dated May 17, 2021, by and among Nuvve Corporation, Stonepeak Rocket Holdings LP and Evolve Transition Infrastructure LP.	8-K	10.3	5/17/2021
10.13#	Amended and Restated Limited Liability Company Agreement for Levo, dated as of August 4, 2021, by and among Nuvve Corporation, Stonepeak Rocket Holdings LP and Evolve Transition Infrastructure LP.	8-K/A	10.1	8/9/2021
10.14#	Development Services Agreement, dated as of August 4, 2021, by and between Nuvve Holding Corp. and Levo Mobility LLC.	8-K/A	10.2	8/9/2021
10.15#	Parent Letter Agreement, dated as of August 4, 2021, by and among Nuvve Holding Corp., Stonepeak Rocket Holdings LP, Evolve Transition Infrastructure LP and Levo Mobility LLC.	8-K/A	10.3	8/9/2021
10.16#	Board Rights Agreement, dated as of August 4, 2021, by and among Nuvve Holding Corp. and Stonepeak Rocket Holdings LP.	8-K/A	10.4	8/9/2021
10.17#	Intellectual Property License and Escrow Agreement, dated as of August 4, 2021, by and between Nuvve Holding Corp. and Levo Mobility LLC.	8-K/A	10.5	8/9/2021

10.18	Nuvve Holding Corp. Amended and Restated 2020 Equity Incentive Plan, as amended	8-K	10.1	8/25/2025
10.19†	Settlement and Release Agreement, dated February 2, 2024, between the Company and Rhombus Energy Solutions.	10-K	10.28	3/29/2024
10.20†	Master Services Agreement, dated May 14, 2024, by and between the Company and the Board of Fresno Economic Opportunities Commission.	10-Q	10.1	8/14/2024
10.21	Subordinated Business Loan and Security Agreement, dated August 9, 2024, by and among Nuvve Holding Corp. as borrower, Agile Lending, LLC, as Lender, and Agile Capital Funding, LLC, as collateral agent.	10-Q	10.2	8/14/2024
10.22	Form of Securities Purchase Agreement, dated October 31, 2024	8-K/A	10.1	12/20/2024
10.23	Form of Registration Rights Agreement, dated October 31, 2024	8-K	10.2	11/01/2024
10.24	First Amendment to Securities Purchase Agreement, dated as of January 14, 2025	8-K	10.1	1/15/2025
10.25	Second Amendment to Securities Purchase Agreement, effective as of February 4, 2025	8-K	10.1	2/4/2025
10.26	Third Amendment to Securities Purchase Agreement, dated as of February 4, 2025	8-K	10.1	2/5/2025
10.27	Fourth Amendment to Securities Purchase Agreement, dated as of February 7, 2025	8-K	10.1	2/7/2025
10.28	Fifth Amendment to Securities Purchase Agreement, dated as of March 2, 2025	8-K	10.1	3/3/2025
10.29	Subordinated Business Loan and Security Agreement, dated August 9, 2024, by and among Nuvve Holding Corp. as borrower, Agile Lending, LLC, as Lender, and Agile Capital Funding, LLC, as collateral agent.	10-Q	10.2	8/14/2024
10.30	Subordinated Business Loan and Security Agreement, dated November 27, 2024, by and among Nuvve Holding Corp. as borrower, Agile Lending, LLC, as Lender, and Agile Capital Funding, LLC, as collateral agent.	8-K	10.1	12/04/2024
10.31	Form of Convertible Promissory Note dated August 16, 2024	10-Q	10.4	11/13/2024
10.32	Contribution and Unit Purchase Agreement entered as of August 16, 2024, by and among Nuvve CPO Inc., a Delaware corporation and wholly-owned subsidiary of Nuvve Holding Corp., a Delaware corporation, and WISE-EV LLC, or its designee, and Deep Impact 1 LLC, a Delaware limited liability company.	10-Q	10.5	11/13/2024
10.33	Form of Convertible Promissory Note dated August 27, 2024	8-K	10.1	8/29/2024
10.34	Convertible Promissory Note, dated December 31, 2024	8-K	4.1	1/7/2025
10.35	Common Stock Purchase Warrants, dated December 31, 2024	8-K	4.2	1/7/2025
10.36	Securities Purchase Agreement, dated December 31, 2024, between the Company and the Investor	8-K	10.1	1/7/2025
10.37	Registration Rights Agreement, dated December 31, 2024, between the Company and the Investor	8-K	10.2	1/7/2025
10.38†	Termination Agreement, dated January 24, 2025, between Nuvve Holding Corp. and Switch EV Ltd.	8-K	10.1	1/30/2025
10.39	Form of Securities Purchase Agreement, dated as of February 4, 2025	8-K	10.2	2/5/2025
10.40	Task Order Agreement entered into as of February 4, 2025, by and among Nuvve Holding Corp., Resource Innovations and ComEd	8-K	10.1	2/5/2025
10.41†	Form of Securities Purchase Agreement, dated as of February 7, 2025	8-K	10.2	2/7/2025
10.42	Amended and Restated Employment Agreement, dated March 31, 2025, by and between the Company and Gregory Poilasne	10-K	10.42	3/31/2025

10.43	Amended and Restated Employment Agreement, dated March 31, 2025, by and between the Company and David Robson	10-K	10.43	3/31/2025
10.44	Form of Consulting Agreement, dated May 7, 2025	8-K	10.1	5/9/2025
10.45	Consulting Services Agreement by and between the Company and Bristol Capital, LLC, as amended on May 7, 2025	8-K	10.2	5/9/2025
10.46	Asset Purchase Agreement, dated as of April 25, 2025, by and among Nuvve Holdings Corp., Fermata Energy LLC and Fermata Energy II, LLC	10-Q	10.10	5/15/2025
10.47	Form of Consulting Agreement, dated May 18, 2025	8-K	10.1	5/22/2025
10.48	Employment Agreement, by and between Nuvve New Mexico, LLC and Ted Smith, dated June 27, 2025	8-K	10.1	7/3/2025
10.49†	Asset Management Agreement, dated July 20, 2025, by and between Nuvve Holding Corp. and DeFi Technologies, Inc.	8-K	10.1	7/23/2025
10.50	Form of Fermata Energy II, LLC Convertible Note, dated April 23, 2025	10-Q	10.7	8/14/2025
10.51	Receivable Assignment Agreement, dated September 24, 2025, by and among Nuvve Holding Corp., Gregory Poilasne and David Robson	8-K	10.1	9/30/2025
10.52†	Share Purchase Agreement, dated October 8, 2025, by and among Nuvve Holding Corp., EDF Développement Environnement SA and Dreev SAS	8-K	10.1	10/14/2025
10.53†	Software Cross-license Agreement, dated October 8, 2025, by and among Nuvve Holding Corp., EDF Développement Environnement SA and Dreev SAS	8-K	10.2	10/14/2025
10.54†	Patents Assignment Agreement, dated October 8, 2025, by and among Nuvve Holding Corp., EDF Développement Environnement SA and Dreev SAS	8-K	10.3	10/14/2025
10.55†	Securities Purchase Agreement, dated as of November 14, 2025, between the Registrant and the purchasers identified therein	8-K/A	10.1	12/1/2025
10.56†	Registration Rights Agreement, dated as of November 14, 2025, between the Registrant and the purchasers identified therein	8-K	10.2	11/14/2025
10.57†	Amended and Restated Common Shares Purchase Agreement, dated as of December 1, 2025, between the Registrant and the purchasers thereto	8-K/A	10.3	12/1/2025
21.1	List of Subsidiaries of Nuvve Holding Corp	S-1 (No. 333-287883)	21.1	6/9/2025
23.1*	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm	*
23.2*	Consent of Baker & Hostetler LLP (included in Exhibit 5.1)	*
24.1*	Power of Attorney (included on the signature page to the registration statement)	*
107*	Filing Fee Table	*

*	Filed herewith.

#	Filed by Newborn Acquisition Corp., the predecessor to the registrant.

†	Exhibits and/or schedules have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The registrant hereby undertakes to furnish supplementally copies of any of the omitted exhibits and schedules upon request by the SEC; provided, however, that the registrant may request confidential treatment pursuant to Rule 24b-2 under the Exchange Act for any exhibits or schedules so furnished. Certain confidential information contained in this document, marked by [***], has been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K because it is both (i) not material and (ii) the type of information that the registrant treats as private or confidential.

Item 17. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee Tables” or “Calculation of Registration Fee” table, as applicable, in the effective registration statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that: paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on January 8, 2026.

NUVVE HOLDING CORP.

By:	/s/ Gregory Poilasne
	Name:	Gregory Poilasne
	Title:	Chief Executive Officer and Director (Principal Executive Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Gregory Poilasne and David Robson, and each of them, his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the dates indicated.

Signature	Title	Date

/s/ Gregory Poilasne	Chief Executive Officer and Director	January 8, 2026
Gregory Poilasne	(Principal Executive Officer)

/s/ David Robson	Chief Financial Officer	January 8, 2026
David Robson	(Principal Financial and Accounting Officer)

/s/ Jon M. Montgomery	Director and Chairperson	January 8, 2026
Jon M. Montgomery

/s/ Laura Huang	Director	January 8, 2026
Laura Huang

/s/ Brian Johnson	Director	January 8, 2026
Brian Johnson

/s/ H. David Sherman	Director	January 8, 2026
H. David Sherman

/s/ Ted Smith	Director	January 8, 2026
Ted Smith